                                                                    Exhibit 99.1

Danaher
2002 Annual Report

Relentlessly
Listen. Focus. Improve. Grow.


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[Inside Fold Out Cover]

[image of water drop]
[image of ratchet]
[image of beverage cans with lot code]


DANAHER AT-A-GLANCE
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Strategic Platforms                                          Key Brands           Key Customers/
                                                                                  Vertical Markets
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
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Electronic Test
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    Fluke Corporation is a world leader in the               Fluke,               Technicians,
    manufacture, distribution and service of electronic      Meterman,            Engineers,
    test tools and software. From industrial electronic      Fluke Biomedical,    Metrologists,
    installation, maintenance and service, to precision      Raytek               Commercial and
    measurement and quality control, Fluke tools help                             Residential
    keep business and industry around the globe up and                            Electricians
    running.

------------------------------------------------------------------------------------------------------------
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    Fluke Networks is a leading provider of innovative       Fluke Networks,      Network Engineers and
    solutions for ensuring data communications and           OptiView,            Technicians,
    Internet uptime. Fluke Networks products combine         MicroTools,          Network Installation and
    speed, accuracy and ease of use for maximizing           OmniScanner,         Maintenance Professionals,
    network performance.                                     DSP                  Telecommunication
                                                                                  Technicians
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Environmental
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    Hach/Lange is a worldwide market leader in analytical    Hach, Lange,         Drinking Water
    instrumentation for water quality and applications.      Orbisphere, OTT,     Facilities,
    Hach/Lange provides advanced analytical systems and      McCrometer.          Waste Water Plants,
    technical support for water quality testing with         Pacific Scientific   Pharmaceuticals,
    solutions for the lab, plant, and field.                                      Environmental
                                                                                  Monitoring Agencies

------------------------------------------------------------------------------------------------------------
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    Gilbarco Veeder-Root enjoys a leading position           Gilbarco,            Major Oil Companies,
    providing solutions and technologies that provide        Veeder-Root,         Convenience Stores,
    convenience, control, and environmental integrity        Red Jacket,          Retail Fueling
    for retail fueling and adjacent markets.                 Gasboy               Franchises,
                                                                                  Commercial Fueling
                                                                                  Operators
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Motion
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    Danaher Motion is changing the way things move through   Kollmorgen,          Factory Automation,
    innovation in flexibility, precision, efficiency, and    Pacific Scientific,  Medical Equipment,
    reliability for applications as diverse as robotics,     Thomson,             Aerospace and Defense,
    wheelchairs, lift trucks, electric vehicles, and         Superior Electric,   Electronic Vehicles,
    packaging machines.                                      Portescap,           Lift Trucks,
                                                             Dover                Health and Fitness
                                                                                  Machines
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Product Identification
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

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    The output of our product identification technology      Videojet,            Consumer Packaged Goods,
    can be seen every day, from the lot code on a pill       Willett,             Pharmaceuticals,
    bottle to the expiration date on a beverage can.         Marsh                Automotive,
    Videojet technology applies codes to more than one                            Aerospace,
    trillion products each year worldwide.                                        Building Materials

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Mechanics Hand Tools
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    Danaher Tool Group and Matco enjoy a leading share       Sears                Sears,
    position in the billion dollar U.S. mechanics hand       Craftsman(R),        Professional
    tool market. Danaher is committed to deliver             Armstrong,           Automotive
    customer-driven innovation with new products that        Matco,               Mechanics,
    improve safety, strength, speed and access.              Allen(TM),           NAPA,
                                                             KD-Tools,            Industrial Maintenance
                                                             Holo-Krome,          and Repair
                                                             NAPA(R),
                                                             SATA
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------------------------------------------------------------------------------------------------------------

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Focused Niche Businesses
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    Aerospace and Defense                                    Hennessy Industries
    Industrial Control                                       Jacobs Chuck Manufacturing Company
    Power Quality                                            Jacobs Vehicle Systems
    Delta Consolidated Industries                            Joslyn Manufacturing Company
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

[The following appears in chart format]


------------------------------------------------------------------------------------------------------------
                                                             1998       1999     2000    2001     2002
                                                             ----       ----     ----    ----     ----

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
Sales     (dollars in billions)                              $3.05      $3.20    $3.78   $3.78    $4.58
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          11% Compounded Annual Growth Rate
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Operating Profit (dollars in millions)                       $384       $458     $552    $502     $701
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          16% compounded annual growth rate
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Earnings Per Share (in dollars)*
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          20% compounded annual growth rate                  $1.33      $1.79    $2.23   $2.01    $2.79
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          *Before effect of accounting change and
          reduction of income tax reserves related to
          previously discontinued operations.
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Operating Cash Flow (dollars in millions)
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          19% compounded annual growth rate                  $353       $419     $512    $608     $710
------------------------------------------------------------------------------------------------------------

[Inside Cover]

DANAHER
Danaher, a leading industrial company, designs, manufactures, and markets innovative products, services and technologies with strong brand names and significant market positions. Driven by strong core values and a foundation provided by the Danaher Business System, Danaher's associates are pursuing a focused strategy aimed at creating a premier global enterprise.

Financial Operating Highlights
(dollars in thousands expect per share data and number of associates)

                                                                   Year ended December 31
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                                                                  2002                2001
                                                                  ----                ----
------------------------------------------------------------------------------------------------------------
    Sales                                                    $4,577,232.00       $3,782,444.00
------------------------------------------------------------------------------------------------------------
    Operating profit                                         $  701,122.00       $  502,011.00
------------------------------------------------------------------------------------------------------------
    Net earnings before accounting change and tax            $  434,141.00       $  297,665.00
    reserve reduction
------------------------------------------------------------------------------------------------------------
    Net earnings                                             $  290,391.00       $  297,665.00
------------------------------------------------------------------------------------------------------------
    Earnings per share before accounting change and tax      $        2.79       $        2.01
    reserve reduction
------------------------------------------------------------------------------------------------------------
    Earnings per share                                       $        1.88       $        2.01
------------------------------------------------------------------------------------------------------------
    Operating cash flow                                      $  710,347.00       $  608,471.00
------------------------------------------------------------------------------------------------------------
    Capital expenditures                                     $   65,430.00       $   84,457.00
------------------------------------------------------------------------------------------------------------
    Free cash flow (operating cash flow less capital         $  644,917.00       $  524,014.00
    expenditures)
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    Number of associates (permanent and temporary)                  29,000              23,000
------------------------------------------------------------------------------------------------------------

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    Total assets                                             $6,029,145.00       $4,820,483.00
------------------------------------------------------------------------------------------------------------
    Total debt                                               $1,309,964.00       $1,191,689.00
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    Stockholders' equity                                     $3,009,599.00       $2,228,586.00
------------------------------------------------------------------------------------------------------------
    Total debt as a percent of total capitalization                   30.3%               34.8%
------------------------------------------------------------------------------------------------------------
    Return on equity before accounting change and tax                 13.8%               13.4%
    reserve reduction
------------------------------------------------------------------------------------------------------------

[The following appear in chart format]

------------------------------------------------------------------------------------------------------------
Year-End Market price of stock                                1998     1999      2000     2001      2002
                                                              ----     ----      ----     ----      ----
------------------------------------------------------------------------------------------------------------
                                                             $54.31   $48.25    $68.38   $60.31    $65.70
------------------------------------------------------------------------------------------------------------

[The following appears in pie chart format]

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75+% of Revenues from 5 Strategic Platforms                  (% of revenues)
------------------------------------------------------------------------------------------------------------
    Motion                                                   15.96%
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    Electronic Test                                          12.77%
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    Product ID                                                6.38%
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    Focused Niche Businesses                                 23.40%
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    Mechanics Hand Tools                                     17.02%
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    Environmental                                            24.47%
------------------------------------------------------------------------------------------------------------

DEAR SHAREHOLDERS:

WE ARE PLEASED TO REPORT RECORD PERFORMANCE IN SALES, EARNINGS BEFORE ACCOUNTING CHANGES, AND OPERATING CASH FLOW FOR 2002. WE DELIVERED THESE RESULTS AGAINST THE BACKDROP OF A VERY CHALLENGING OPERATING ENVIRONMENT MARKED BY WEAKNESS IN THE WORLDWIDE ECONOMY AND RISING GEOPOLITICAL UNCERTAINTIES THROUGHOUT THE YEAR.

The Danaher team stayed focused on both our customers and our performance. Key highlights include:
Revenues increased 21% v. 2001 to $4.6 billion - putting our annualized run-rate above $5 billion.
Earnings per share, before the effect of accounting changes and certain tax related credits, rose to $2.79. And just as in 2001, earnings grew amidst the ongoing industrial recession and technology depression.
Operating cash flow grew 17% to $710 million - our best year ever.
Free cash flow, defined as operating cash flow less purchases of property, plant and equipment, increased 23% to $645 million - the eleventh year in a row in which our free cash flow exceeded our net earnings.
An exciting, new fifth strategic platform, Product Identification, was constructed with the Videojet and Willett transactions.
Danaher stock appreciated 9% - outdistancing peers and broader market indices.

DBS
We have dedicated several pages of this annual report to a detailed description of the Danaher Business System (DBS) that we hope you find insightful for several reasons. First, DBS has been - and remains - the foundation of our performance, and we're hopeful a deeper understanding of DBS will help you understand the strength of our company more fully. Second, "what is DBS?" remains a frequent question among shareholders who, especially in the current environment, have an interest in understanding our operating model in detail. Third, as I mentioned a year ago, we are extending the traditional reach of DBS beyond manufacturing to include non-manufacturing functions, particularly those related to innovation and growth, and we want to update you on our early progress.

I often think that "what is DBS?" is a Rorschach-like question when asked of those familiar with our company, and I am always fascinated by the answers. For me, the answer has always been simple: "it's who we are and how we do what we do."

DBS has evolved since its beginnings in the late 1980s to become the comprehensive operating and management system we use rigorously in each of our businesses in pursuit of our quality, delivery, cost, and innovation (QDCI) goals. The new DBS image found on pages 6 and 7 in this report details the key elements of DBS.

To me, to define DBS as merely a set of tools and processes only answers part of the question "what is DBS?" and omits the other differentiating aspect of our organization, our core values. The concept of kaizen is a great example. Kaizen, the Japanese word for continuous improvement, is most literally translated as "continuity and change for the better" and is the heart of the Toyota Production System. Once just a tool in the DBS toolbox, kaizen has become a fundamental part of Danaher's culture and one of our five core values. No matter how well we perform, we know we can do better and we look to do so tomorrow.

In an environment in which investors are increasingly interested in the true sustainability of companies' operating models and cultures, we are fortunate to be fifteen years into our efforts to build DBS. We were committed to DBS years before others cared about such concepts. And our continuously increasing commitment to the same values and concepts comes not from the greater interest shareholders have today but rather from the deep understanding we have of the power of DBS to create successes in our organization, an understanding we've built over many years.

In 2002 we intensified our efforts to take DBS into non-manufacturing functions, and enjoyed some early successes. We held scores of transactional process improvement (TPI) events to improve administrative functions. These TPI events drove many working capital improvements in 2002, which contributed significantly to our record cash flow performance.

We added several new tools to DBS specifically intended to improve our growth and innovation skills. Resources were added to the DBS Office to support these efforts and the results are encouraging. We also increased our funding of corporate breakthroughs, those organic growth opportunities with at least $30 million of annualized revenue potential within three to five years and we now have 22 funded projects with over $600 million of growth potential.

We are confident that you will find this snapshot of DBS useful in better understanding our company. I use the word snapshot intentionally, because in the spirit of kaizen, DBS will be different a year from now. The bedrock elements will be the same (continuity) but we know we have countless improvement opportunities (change for the better) that will be realized in the coming year, and in years to come.

BUSINESS PORTFOLIO
Our results in 2002 were also driven by the quality of Danaher's business portfolio. Our five strategic platforms - global businesses with scale and leadership positions in attractive markets - now account for over 75% of Danaher's revenues. The construction of these strategic platforms over the past five years has been a conscious effort to provide our larger businesses the scale and leading positions needed for outperformance in an increasingly competitive global marketplace. Our focused niche businesses also make important contributions, generating positive returns through competitive advantages in their respective markets, and providing important career development assignments for Danaher leaders.

Environmental: Hach/Lange strengthened its worldwide leadership position for analytical instrumentation used in water quality applications in 2002. Hach/Lange continues to play a key role maintaining the safety of our public water supplies, safety we no longer take for granted. Hach/Lange posted positive organic growth in the year and demonstrated again the relative resiliency of its business in soft economic conditions. The Viridor acquisition brought several key technologies especially in the area of ultrapure instrumentation where Orbisphere is a worldwide leader. Orbisphere ultrapure instrumentation assures quality and purity in the production of food and beverages. Gilbarco, acquired in February, was integrated with Veeder-Root to create a global leader in environmental instrumentation and retail automation products and services for the retail petroleum market. Early integration successes resulted in share gains against a backdrop of weak demand due to global uncertainties and higher oil prices.

Electronic Test: Fluke, a leading global brand in handheld test instrumentation, gained momentum throughout the year with new product launches and creative marketing programs. Fluke's growth breakthrough initiative in the electrical market drove double-digit growth as we progress well toward our three-year goal of $30 million of growth in that market. Acquired in August, Raytek enhanced Fluke's product portfolio with its core non contact infrared temperature technology. Raytek infrared products complement current Fluke products in commercial and industrial applications where only non contact temperature readings can be taken - giving Fluke a leading global position in this new product category. Fluke Networks, while down for the year due to the sluggish information technology spending environment, gained market share due to the introduction of several unique products, including the OptiView Wireless and Workgroup Analyzers, LinkRunner, WaveRunner and Optifiber, all key products for the enterprise network engineer.

Motion: The integration of our precision motion businesses under the Danaher Motion banner continued with design wins and new distribution partners providing evidence of the strength of the combined Pacific Scientific, Kollmorgen, API and Warner operations. The economic downturn affected us most dramatically in Motion so we were pleased with the stronger organic growth rates achieved during the second half of 2002. We are funding more growth breakthroughs in Motion than in any other platform. Our precision motor sales to Otis in conjunction with their Gen2 elevator enjoyed double-digit growth. As electrical lift truck manufacturers transition to more energy-efficient motor and drive solutions, we expect to win the majority of new designs which, in turn, are expected to generate in excess of $100 million in revenues by 2005. The addition of Thomson, a U.S. leader in precision mechanical devices, strengthens our system offering for our OEM customers while providing significant strength in the North American distribution channel.

Hand Tools: We enjoyed 2% growth in Hand Tools for the year due primarily to the superior performance turned in by Matco in mobile distribution and by our Professional Tool Division and its Armstrong brand in industrial distribution. New products, such as Hi-Vis sockets and the Next Generation Ratcheting System, helped us mitigate the soft retail environment in 2002. We are excited about our agreement with Sears at year end whereby we obtained exclusive rights to take the Craftsman brand into industrial, electrical and construction channels. This agreement gives us additional growth opportunities for 2003 and beyond.

Product Identification: Videojet joined Danaher last February and is the cornerstone of our newest platform: Product Identification. Videojet, a leading worldwide brand for marking variable product information across a broad range of consumer and industrial applications, including the pharmaceutical and food and beverage industries, saw a return to sales growth as the company refocused on core customers while aggressively implementing DBS across its operations. The addition of Willett in January 2003 raised platform revenues in excess of $400 million and, more importantly, dramatically improved our reach into the rapidly-growing markets of Asia, Latin America and Eastern Europe.

STRATEGY AND PROSPECTS
Our annual strategic plan review with each Danaher business is a key element of DBS. We continue this discussion throughout the year, continually asking ourselves, "what game are we playing?" and "how do we win?" By doing so, we identify and address the issues and opportunities that face each of our businesses, with tailored strategies. Our Danaher-wide efforts aimed at growing our team, evolving DBS and stimulating organic growth and innovation - with specific attention on these efforts outside of North America - are integrated with each business's strategic plan for maximum focus at the point of impact. We are excited about the strategic prospects for each of our businesses and for our corporation as a whole.

However, I characterize our near-term outlook as cautious. Despite the strong organic growth we enjoyed in the fourth quarter of 2002, we began 2003 anticipating a flat global economy unlikely to see a sustained up-tick in the near future. Accordingly, we are actively pursuing share gains and investing in our key long-term growth initiatives while retaining our generally conservative posture on expenses so as to grow earnings again in 2003 while funding our future. With over $800 million of cash on the balance sheet at year-end, we remain well-positioned and committed to an active strategic acquisition program to complement our organic growth strategies, but will maintain our financial discipline along the way.

Our long-term view of Danaher's future remains unchanged: our team is confident that the powerful combination of DBS and our high-quality portfolio of businesses will create superior value for shareholders as we continue the journey of becoming a premier global enterprise.

FINAL THOUGHTS
Many people - Danaher associates, suppliers and customers - helped deliver the record 2002 performance presented in this report. I am grateful for their support and contributions to our collective success. I am particularly proud of all of the Danaher associates who worked so tirelessly and diligently throughout the year with a relentless commitment to DBS. To be their leader continues to be a humbling experience. Thank you for your continued support.

Sincerely,

/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.
President and Chief Executive Officer
March 28, 2003

KEY QUESTIONS INVESTORS ARE ASKING
A Q&A with Management

[image of H. Lawrence Culp, Jr., President and Chief Executive Officer]

Q: HOW HAS DANAHER BEEN ABLE TO OUTPERFORM DURING THE LAST TWO YEARS OF
RECESSION?
A: Larry - Several reasons. First, I give a lot of credit to the Danaher team who consistently faced reality and took appropriate action. Remember, we began our preparation for the downturn back in the summer of 2000, well-ahead of the actual recession. Second, DBS gives us a powerful framework in which to reduce costs while investing for share gains and growth. Third, the quality of the portfolio helped a great deal. Our Environmental, Electronic Test, Motion, Mechanics Hand Tools and Product Identification businesses are global leaders in their respective markets.

Q: HOW IS DANAHER'S APPROACH TO CONTINUOUS IMPROVEMENT DIFFERENT FROM OTHER COMPANIES?
A: Larry - We've been on this journey for quite some time. The cumulative experience we have in this regard is invaluable. We know what works and what doesn't work. Toyota lets their competitors visit their factories, I think, because they know it's very difficult to make up for lost time when it comes to continuous improvement. DBS is led from the top of the organization. My entire senior team is committed to DBS. I teach our Policy Deployment module as often as I can because I believe it is a key element of DBS, and because I enjoy the interaction with new associates engaging DBS for the first time. Kaizen is just a set of tools for a lot of companies. At Danaher, kaizen is no longer a tool, it is a core value.
It's part of our culture. And you can't copy culture.

Q: WHAT ARE YOUR PRIORITIES GOING FORWARD?
A: Larry - We'll continue to evolve DBS toward a broader definition beyond its manufacturing roots. We will continue to take full advantage of these economic conditions by increasing our investments in organic growth and acquisitions. Developing our organization in anticipation of our growth remains a high priority. And I would like for us to become more global than we are today with particular emphasis on our opportunities in China.

Q: WHAT IS A CORPORATE BREAKTHROUGH?
A: Larry - For us, these are our larger organic growth opportunities - in excess of $30 million of annualized revenue potential in a three to five year period. We put particular focus on them so that we properly allocate both capital and talent from across Danaher to maximize our potential for success. Today, we fund 22 such projects with over $600 million of growth potential. Not all of these projects will be successful, but having a portfolio of such investments underscores how actively we are funding organic growth during this economic downturn.

Q: WHAT DO YOU SAY TO THOSE WHO BELIEVE DANAHER IS SIMPLY AN ACQUISITION STORY?
A: Larry - The facts suggest otherwise. The best example may be my calendar. We spend a tremendous amount of time on strategy, execution and organization and talent development during the course of a year, not just acquisitions. Our free cash flow gives us the opportunity to consider investments in acquisitions and fortunately we have been successful in that regard but to characterize Danaher in that way doesn't reconcile with how we run the company.

[image of PATRICK W. ALLENDER Executive Vice President, Chief Financial Officer and Secretary]

Q: 2002 WAS THE ELEVENTH YEAR IN A ROW YOUR FREE CASH FLOW EXCEEDED YOUR NET INCOME. HOW DOES DANAHER DO IT?
A: Pat - Free cash flow generation is a fundamental by-product of the Danaher Business System, in particular the elimination of waste. In balance sheet terms, waste can appear in the form of excess working capital or excess fixed capital. We have made a concerted effort over a long period of time to drive excess working capital out of the system as well as use our fixed capital more efficiently. The shift in our business mix towards our Process/Environmental Controls businesses, which are substantially less capital intensive than our Tools and Components businesses, has contributed to the excess of depreciation costs over capital expenditures that we have enjoyed in recent years.

Q: WILL FREE CASH FLOW CONTINUE TO EXCEED NET INCOME IN THE FUTURE?
A: Pat - We expect free cash flow will continue to exceed net income, although it is likely that the relative percentage of excess cash flow to net income will moderate. As the business climate improves, we expect to grow at higher rates, with working capital reductions, particularly accounts receivable, contributing less to free cash flow.

Q: WHAT FINANCIAL CRITERIA DO YOU USE WHEN LOOKING AT ACQUISITIONS?
A: Pat - Our primary financial criterion in looking at acquisitions is return on invested capital. Our minimum hurdle rate target is 10% after tax ROIC. We look to reach those goals in three years or less for most acquisitions. For acquisitions involving the establishment of a new platform, the timing of the 10% target threshold may be set somewhat longer but in no event beyond five years. Of course, 10% is only a minimum target and we don't expect to stop there, either with our new acquisitions or more mature businesses. While we do look at EPS accretion as a relevant measure, accretion alone is a poor substitute for ROIC, particularly in the current climate of generationally low incremental borrowing rates.

Q: HOW DID THE 2002 ACQUISITIONS FARE AGAINST THOSE METRICS?
A: Pat - We are quite pleased with the progress made to date on the 2002 acquisitions. Gilbarco, our largest single acquisition in 2002, exited the year at an ROIC rate approaching our hurdle rate, in spite of a very difficult market with sales down more than 10% for the year. Videojet, our newest platform business, exited the year at an even higher ROIC rate.

WHAT IS THE DANAHER BUSINESS SYSTEM?

In the mid-1980s, a Danaher division faced with intensifying competition launched an improvement effort based on the then-new principles of lean manufacturing. The initiative succeeded beyond anyone's expectations - reinforcing the division's industry leadership as well as spawning the Danaher Business System (DBS). Since this modest beginning, DBS has evolved from a collection of manufacturing improvement tools into a philosophy, set of values, and series of management processes that collectively define who we are and how we do what we do.

Fueled by Danaher's core values, the DBS engine drives the company through a never-ending cycle of change and improvement: exceptional people develop outstanding plans and execute them using world-class tools to construct sustainable processes, resulting in superior performance. Superior performance and high expectations attract exceptional people, who continue the cycle. Guiding all efforts is a simple philosophy rooted in four customer-facing priorities: Quality, Delivery, Cost, and Innovation.

[image of DBS]
[Following is Text around image]

CUSTOMERS
CUSTOMERS TALK, WE LISTEN

DANAHER
KAIZEN IS OUR WAY OF LIFE

QUALITY
DELIVERY
COST
INNOVATION

People, Plan, Process, Performance

THE BEST TEAM WINS
TALENT DEVELOPMENT PROCESS
ORGANIZATION PLANNING
EXECUTIVE LEADERSHIP TRAINING
EXECUTIVE CHAMPION ORIENTATION

INNOVATION DEFINES OUR FUTURE
STRATEGIC PLANNING
POLICY DEPLOYMENT
VALUE STREAM MAPPING
KAIZEN EVENT BASICS
5S VISUAL MANAGEMENT
STANDARD WORK
COOPERATIVE BUSINESS PLANNING
VALUE SELLING
VOICE OF THE CUSTOMER
PRODUCT LAUNCH
DANAHER DEVELOPMENT SYSTEM
STRATEGIC SUPPLIER INTEGRATION
PRODUCTION PREPARATION PROCESS
TRANSACTIONAL PROCESS IMPROVEMENT
PROBLEM SOLVING
VARIATION REDUCTION KAIZEN
SIX SIGMA

DESIGN FOR SIX SIGMA
MEASUREMENT SYSTEM ANALYSIS
DBS BOOT CAMP
ACQUISITION INTEGRATION
MODEL CELL
SET UP REDUCTION
DANAHER MATERIALS PROCESS
TOTAL PRODUCTIVE MAINTENANCE
INSTRUCTIONAL TECHNIQUES
WE COMPETE FOR SHAREHOLDERS

The Danaher Business System is Who We Are and How We Do What We Do. On the following pages, three case studies show DBS in action.
Relentlessly Listen. Focus. Improve. Grow.

[image of electrician with Fluke Meter]
..

How Do You Take An Existing Brand And Make It A Leader In A New Market? Relentlessly Listen To The Voice Of Your Customer

Fluke is a world leader in the manufacture, distribution and service of electronic test tools and software. Since its founding in 1948, Fluke has helped define and grow a unique technology market, providing testing and troubleshooting capabilities for technicians, engineers, metrologists, and computer network professionals.

While engaged in the strategic planning process, the Fluke team identified a significant growth opportunity targeting residential and commercial contractor electricians. The channel was a natural extension of the current industrial product line that includes products such as clamp meters that safely measure electrical current in power distribution systems without having to disconnect the circuit. Success would require the disciplined focus of DBS tools for corporate breakthroughs.

Fluke began with the voice of the customer (VOC) to fully understand the unique needs of the target market. Using web surveys and visiting job sites, Fluke captured the spoken and anticipated customer expectations that became the foundation for a compelling new product line to help contract electricians do their job better.

Within a period of 24 months, the existing clamp meter product line was revamped with a new ergonomic design for tight spaces, facilitating the launch of eight new products into the channel. High voltage products, previously used only in Europe, were also introduced in this new product set and are exceeding the Company's internal projections by over 100%.

Through the VOC process, Fluke found in addition to requiring traditional electrical tools, the target market needed data-com tools not available in the electrical channel. Working with Fluke Networks, a leading provider of network monitoring technology, data-com products were introduced under the Fluke brand - growing the business in the electrical channel more than 50% in the first year.

Developing the product line was only the first step. Using cooperative business planning (CBP), Fluke partnered with the two largest electrical wholesalers in the U.S. to help leverage Fluke's new products from a quality, delivery, and growth perspective. Fluke then turned to Europe to put CBP processes into place for Hagemeyer BV, one of the largest electrical wholesalers in the world. Success has been reflected in the results with double-digit increases with CBP partners and nine percent growth globally since 2002.

Fluke is enjoying above-average growth and enhanced brand recognition among electrical contractors worldwide as a result of relentlessly listening to its customers in this new market segment.

[image of lift truck in warehouse]

How Do You Dramatically Change A Market?
Relentlessly Focus On Innovative Technologies.

Danaher Motion is changing the way things move, maintaining a constant emphasis on product improvement and innovative design. Steeped in the culture of continuous improvement, Danaher Motion identified a technology conversion that would significantly impact the global lift truck market.

The technology breakthrough involved the conversion from direct current power supply to alternate current. This successful conversion would bring significant advantages such as the elimination of older higher maintenance brush motor technology as well as increased battery efficiency extending the uptime of the lift truck between charges.

The target market was clear: seven global manufacturers producing 200,000 lift trucks annually. The complexity of the initiative was daunting - a global effort that would span three continents, many product lines, and several divisions within Danaher Motion. OEM expectations included six sigma quality and world-class on-time delivery.

Policy deployment, a key DBS tool for successfully managing growth breakthroughs, provided the focus required to align all of the efforts. Specific breakthrough targets for quality, delivery, and cost actions were set early in the development process.

A variety of other DBS tools were employed. Standard Work - the best combination of people and process to maximize performance with minimum waste - replaced batch assembly production with single piece flow capability to increase productivity and capacity, and ensure high levels of product quality. Additional DBS tools were used to improve the supplier outsourcing process, identify root causes and solve customer concerns.

The end result for Danaher Motion is a more efficient, more effective motor technology - one that is meeting the needs of its customers, and generating a significant revenue opportunity for Danaher. Danaher Motion has captured significant global market share in electric lift truck power supply conversion as this technology has been adopted and now has the potential for use in other adjacent vehicle markets.

[image of customers at computer terminal]

How Do You make a great partnership Even Better?
Relentlessly Improve Quality, Delivery, Cost And Innovation.

Danaher's Matco Tools is an established leader in the professional automotive tool industry, providing quality professional automotive equipment, tools and toolboxes. Since 1979, Matco has sold products directly through a network of independent franchised mobile distributors. Today, Matco distributors operate in all 50 states, the District of Columbia and Puerto Rico.

Quality, delivery, cost and innovation doesn't stop at the front door for Matco, those same objectives are critical for the success of Matco's distributor partners. A distributor spending time on administrative concerns instead of servicing their customers is considered non-value added activity. Using its Matco Distributor Advisory Council to gather feedback, Matco identified three areas distributors felt were the most critical in their relationship with the company: improved accuracy of ordering and shipping, reduction or elimination of backorder time, and improvement in response time to customers' questions.

With priorities in place, the Matco team began applying a number of DBS tools to improve service levels. Value stream mapping identified specific areas of improvement within the value chain between Matco and distributors. The team mapped each step, not just on paper, but physically walked through the process to understand every part of the value chain. This rigorous mapping identified non-value-added activities, and paved the way for sustainable improvements and innovative solutions.

It was a process of improvement well worth the effort. Two years ago, shipping accuracy on orders at Matco was a respectable 95%. Since applying various DBS tools to the process, that level of accuracy was 99.85% at the end of 2002. Prior to this focused effort, Matco's fill rate was running between 89% and 90%. In 2001, that rate climbed to 92%, and in 2002 it moved up to 94% - their best performance to date.

The same positive results have been achieved in Matco's four call centers. Two years ago, Matco's ability to respond to a customer's call within 20 seconds was 65%; at the end of 2002, that figure stood at 91%.

Matco has used DBS to dramatically improve customer service and delivery. Matco has created a competitive advantage for both itself and its distribution partners that has fueled above-average growth in recent years.

DIRECTORS AND OFFICERS

DIRECTORS

Mortimer M. Caplin
Senior Member
Caplin & Drysdale

H. Lawrence Culp, Jr.
President And Chief Executive Officer
Danaher Corporation

Donald J. Ehrlich
Chief Executive Officer
Schwab Corporation

Walter G. Lohr, Jr.
Partner
Hogan & Hartson

Mitchell P. Rales
Chairman Of The Executive Committee
Danaher Corporation

Steven M. Rales
Chairman Of The Board
Danaher Corporation

Alan G. Spoon
Managing General Partner
Polaris Venture Partners

A. Emmet Stephenson, Jr.
Chairman Of The Board
StarTek, Inc.

EXECUTIVE OFFICERS
H. Lawrence Culp, Jr.
President And Chief Executive Officer

Patrick W. Allender
Executive Vice President, Chief
Financial Officer And Secretary

Philip W. Knisely
Executive Vice President

Steven E. Simms
Executive Vice President

William J. Butler
Group Executive and Vice President -
Danaher Business System

Daniel L. Comas
Vice President - Corporate Development

James H. Ditkoff
Vice President - Finance & Tax

Dennis A. Longo

Vice President - Human Resources

Robert S. Lutz
Vice President - Chief Accounting Officer

Christopher C. McMahon
Vice President - Controller

Daniel A. Pryor
Vice President - Strategic Development

CORPORATE OFFICERS
Thomas P. Joyce
Vice President and Group Executive

James A. Lico
Vice President And Group Executive

Jeffrey A. Svoboda
Vice President And Group Executive

Donald E. Doles
Vice President - Corporate Procurement

Frank T. McFaden
Vice President and Treasurer

Frank Anders Wilson
Vice President - Investor Relations

MAJOR OPERATING COMPANY PRESIDENTS
PROCESS / ENVIRONMENTAL CONTROLS

MOTION
Danaher Precision Systems
Jeffrey A. Beck

General Purpose Systems
John S. Stroup

Linear Motion Systems
Gary A. Masse

Specialty Motors
William T. Fejes, Jr.

ENVIRONMENTAL
Hach / Lange
Thomas P. Joyce, Jr.

Gilbarco Veeder-Root
Scott G. Clawson

McCrometer
Kerry F. McCall

Orbisphere
Yves Ducommun

Pacific Scientific Instruments Company
Simon R. Appleby

ELECTRONIC TEST
Fluke
James A. Lico

Fluke Networks
Chris L. Odell

PRODUCT IDENTIFICATION
Videojet Technologies, Inc.
Craig B. Purse

FOCUSED NICHE BUSINESSES
Aerospace And Defense
Kollmorgen Artus
Robert Perrin

Kollmorgen Electro-Optical Division
H. Kenyon Bixby

Pacific Scientific Energetic Materials Company
Thomas L. Walsh

Pacific Scientific Safety & Aviation Group
Richard G. Knoblock

Industrial Control
Danaher Industrial Controls Group
Lawrence D. Kingsley

Gems Sensors
Steven E. Breitzka

Power Quality
Danaher Power Solutions
Kurt F. Gallo

Jennings Technology Company
Steven J. Randazzo

Joslyn Hi-Voltage Company
Robert E. Joyce

QualiTROL Corporation
Ronald N. Meyer

TOOLS AND COMPONENTS

MECHANICS HAND TOOLS
Danaher Tool Group Professional Tools Division
Jake R. Nichol

Danaher Tool Group Special Markets Division
Thomas R. Sulentic

Matco Tools Corporation
Thomas N. Willis

FOCUSED NICHE BUSINESSES

Delta Consolidated Industries
Thomas N. Willis

Hennessy Industries, Inc.
Vincent E. Piacenti

Jacobs Chuck Manufacturing Company
Vincent E. Piacenti

Jacobs Vehicle Systems
Brian E. Burnett

Joslyn Manufacturing Company
Michael J. Gallant

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                  For the fiscal year ended December 31, 2002

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                 For the transition period from       to
                        Commission File Number: 1-8089

                              DANAHER CORPORATION
            (Exact name of registrant as specified in its charter)

                     Delaware                  59-1995548
                     --------                  ----------
             (State of incorporation)       (I.R.S. Employer
                                         Identification number)

             2099 Pennsylvania Ave. NW
                 Washington, D.C.              20006-1813
                 ----------------              ----------
               (Address of Principal           (Zip Code)
                Executive Offices)

       Registrant's telephone number, including area code: 202-828-0850

          Securities Registered Pursuant to Section 12(b) of the Act:

                                        Name of Exchanges on
             Title of each class        which registered
             -------------------        ----------------
             Common Stock $.01 par      New York Stock Exchange,
               Value                    Inc.
                                        Pacific Stock Exchange,
                                        Inc.

          Securities registered pursuant to Section 12(g) of the Act:

                                     NONE

                               (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

                      Yes __X                      No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange act Rule 12b-2).

                      Yes __X                      No

As of March 17, 2003, the number of shares of common stock outstanding was
152.7 million and were held by approximately 2,800 holders. The aggregate market value of common shares held by non-affiliates of the Registrant on June 28, 2002 was approximately $7.6 billion, based upon the closing price of the Company's common shares as quoted on the New York Stock Exchange composite tape on such date.

INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

Certain information included or incorporated by reference in this document may be deemed to be "forward looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that Danaher Corporation ("Danaher," the "Company," "we," "us," "our") intends, expects, projects, believes or anticipates will or may occur in the future are forward looking statements. Such statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by the Company's management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including but not limited to:

  . the Company's ability to continue longstanding relationships with major customers and penetrate new channels of distribution;
  .   increased competition;
  . demand for and market acceptance of new and existing products, including changes in regulations (particularly environmental regulations) which could affect demand for products in the Process/Environmental Controls segment;
  . adverse changes in currency exchange rates or raw material commodity prices;
  . unanticipated developments that could occur with respect to contingencies such as litigation, product liability exposures and environmental matters;
  . risks customarily encountered in foreign operations, including transportation interruptions, changes in a country's or region's political or economic conditions, trade protection measures, different protection of intellectual property and changes in laws or licensing or regulatory requirements;
  . risks related to the U.S. and international response to recent terrorist activities and the potential for war in Iraq;
  . changes in the environment for making acquisitions and dispositions, including changes in accounting or regulatory requirements or in the market value of acquisition candidates;
  . the Company's ability to integrate acquired businesses into its operations, realize planned synergies and operate such businesses profitably in accordance with expectations;
  . the Company's ability to achieve projected levels of efficiencies and cost reduction measures; and
  . other risks and uncertainties that affect the manufacturing sector generally including, but not limited to, economic, political, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

Any such forward looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those envisaged by such forward looking statements. The Company disclaims any duty to update any forward looking statement, all of which are expressly qualified by the foregoing.

PART I

ITEM 1.  BUSINESS

Operating Segments

Danaher conducts its operations through two business segments:
Process/Environmental Controls and Tools & Components. The Process/Environmental Controls segment accounted for approximately 74% of Danaher's revenues in 2002 and the Tools & Components segment accounted for approximately 26% of Danaher's revenues in 2002. For additional information regarding the Company's segments, please refer to Note 14 in the Consolidated Financial Statements included in this Annual Report.

PROCESS/ENVIRONMENTAL CONTROLS

The Process/Environmental Controls segment encompasses four strategic platforms (Motion, Environmental, Electronic Test, and Product Identification) and three focused niche businesses (Power Quality, Aerospace and Defense, and Industrial Controls). Process/Environmental Controls products are distributed by the Company's sales personnel and independent representatives to distributors, end-users, and original equipment manufacturers.

STRATEGIC PLATFORMS

Electronic Test. The Electronic Test platform, representing approximately 20% of segment revenue in 2002, was created through the acquisition of Fluke Corporation in 1998, and has since been supplemented by various acquisitions. Fluke designs, manufactures, and markets a variety of compact professional test tools, as well as calibration equipment, for electrical, industrial, electronic, and calibration applications. These test products measure voltage, current, resistance, power quality, frequency, temperature, pressure, and other key electrical parameters.

In 2000, Fluke Networks was separated from Fluke as a stand-alone business unit. Fluke Networks provides software and hardware products used for the testing, monitoring, and analysis of local and wide area ("enterprise") networks and the fiber and copper infrastructure of those networks.

The Company believes that the Fluke and Fluke Networks brand names and trade dress are well-recognized and well-regarded among targeted customers. Both Fluke and Fluke Networks are leaders in their served market segments.

Environmental. As of December 31, 2002, Environmental, representing approximately 30% of segment revenue in 2002, was Danaher's largest strategic platform. The Environmental platform serves two main markets: water quality and retail/commercial petroleum.

Danaher's water quality operations provide a wide range of instruments, related consumables, and services used to detect and measure chemical, physical, and microbiological parameters in drinking water, wastewater, groundwater, and ultrapure water. Typical users of these products include municipal drinking water and wastewater treatment plants, industrial process water and wastewater treatment facilities, and third-party testing laboratories. The Company is a worldwide leader in this market, providing products under a variety of well-known brands. We entered the water quality sector in 1996 and have enhanced our geographical coverage and product and service breadth through subsequent acquisitions including Dr. Lange, Hach Company, and Viridor Instrumentation, which was acquired in February 2002.

Through the Gilbarco Veeder-Root business, Danaher is a leading worldwide provider of technologies and services for the retail/commercial petroleum market. The Company designs, manufactures, and markets a wide range of products including monitoring and leak detection systems, vapor recovery equipment, fuel dispensers, point-of-sale and merchandising systems, and submersible turbine pumps. Within our target markets, we also provide remote monitoring and outsourced fuel management services, including compliance services, fuel system maintenance, and inventory planning and supply chain support. Danaher has participated in the retail/commercial petroleum market since the mid-1980s through its Veeder-Root business, and substantially enhanced its geographic coverage and product and service breadth through the recent acquisitions of Red Jacket and of Gilbarco (formerly known as Marconi Commerce Systems), which was acquired in February 2002.

Motion. Danaher's Motion platform, representing approximately 20% of segment revenue in 2002, provides motors, drives, controls, mechanical components (such as ball screws, linear bearings, clutches/brakes, and linear actuators) and related products for various precision motion markets such as packaging equipment, medical equipment, robotics, circuit board assembly equipment, and electric vehicles such as lift trucks. The Company is currently one of the leading worldwide providers of precision motion control equipment. We entered the motion industry through the acquisition of Pacific Scientific Company in 1998, and have subsequently expanded our product and geographic breadth with various additional acquisitions, including American Precision Industries, Kollmorgen Corporation, the motion businesses of Warner Electric Company, and Thomson Industries, which was acquired in October 2002. Operations in the Motion platform are conducted through three divisions: General Purpose Systems, addressing general motion applications, Linear Motion Systems, addressing linear motion applications, and Specialty Motors, addressing minimotor applications.

Product Identification. The Product Identification platform, which accounted for approximately 10% of segment revenues in 2002, designs, manufactures, and markets a variety of equipment used to print bar codes, date codes, lot codes, and other tracking and marketing information on primary and secondary packaging. Typical users of these products include food and beverage manufacturers, pharmaceutical manufacturers, and commercial printing and mailing operations. Danaher entered the Product Identification market through the acquisition of Videojet (formerly known as Marconi Data Systems) in February 2002. The acquisition of Willett International in January 2003, further expanded the product and geographic coverage of this platform. Today, Danaher is a leader in its served Product Identification market segments.

FOCUSED NICHE BUSINESSES

Aerospace and Defense. Aerospace and Defense designs, manufactures, and markets a variety of aircraft safety equipment, including smoke detection and fire suppression systems, energetic material systems, electronic security systems, motors and actuators, and electrical power generation and management subsystems, as well as submarine periscopes and photonic masts. These product lines came principally from the Pacific Scientific and Kollmorgen acquisitions, and are marketed under the Pacific Scientific, Sunbank, Securaplane, Kollmorgen Electro-Optical, and Calzoni brands.

Industrial Control. Danaher's Industrial Control products include instruments that measure and control discrete manufacturing variables such as temperature, position, quantity, and time, as well as level and flow measurement devices for various non-water-related end-markets. These products are marketed under a variety of brands, including Dynapar, Eagle Signal, Hengstler, Partlow, Anderson, West, Dolan-Jenner, Namco, GEMS Sensors, and Setra.

Power Quality. Power Quality serves two general markets. Through the Danaher Power Solutions business, Danaher provides products such as digital static transfer switches, power distribution units, and transient voltage surge suppressors. Sold under the Cyberex, Current Technology, Joslyn and United Power brands, these products are typically incorporated within systems used to ensure high-quality, reliable power in commercial and industrial environments. Danaher's other power quality businesses provide a variety of products, marketed under the Joslyn Hi-Voltage, Joslyn, Qualitrol, Jennings, and Fisher-Pierce brands, and are mainly used in power transmission and distribution systems. Customers are primarily utilities.

TOOLS & COMPONENTS

The Tools & Components segment encompasses one strategic platform, Mechanics' Hand Tools, and five focused niche businesses. Products are distributed by the Company's sales personnel and independent representatives to distributors, end-users, and original equipment manufacturers.

STRATEGIC PLATFORM

Mechanics' Hand Tools. The Mechanics' Hand Tools platform, representing approximately 65% of segment revenue in 2002, encompasses two businesses:
Danaher Tool Group ("DTG") and Matco Tools Corporation ("Matco"). DTG is one of the largest worldwide producers of general purpose mechanics' hand tools, primarily ratchets, sockets, and wrenches, and specialized automotive service tools for the professional and "do-it-yourself" markets. DTG has been the principal manufacturer of Sears, Roebuck and Co.'s Craftsman(R) line of mechanics' hand tools for over 60 years. DTG has also been the primary supplier of specialized automotive service tools to the National Automotive Parts Association (NAPA) for over 30 years, and the designated supplier of general purpose mechanics' hand tools to NAPA since 1983. In addition to this private label business, Danaher also markets various products under its own brand names, including mechanics' hand tools for industrial and consumer markets under the Armstrong, Allen and Sata brands, automotive service tools under the K-D Tools brand, and specialty fasteners under the Holo-Krome brand.

Matco manufactures and distributes professional automotive equipment, tools, and toolboxes through independent mobile distributors, who sell primarily to professional mechanics. The business is one of the leaders in the hand tool mobile distribution channel.

FOCUSED NICHE BUSINESSES

Delta Consolidated Industries. Delta is a leading manufacturer of automotive truckboxes and industrial gang boxes, which it sells under the DELTA and JOBOX brands.

Hennessy Industries. Hennessy is a leading North American full-line wheel service equipment manufacturer, providing brake lathes, vehicle lifts, tire changers, wheel balancers, and wheel weights under the Ammco, Bada, and Coats brands.

Jacobs Chuck Manufacturing Company. Jacobs designs, manufactures, and markets chucks and precision tool and workholders, primarily for the portable power tool industry. Founded by the inventor of the three-jaw drill chuck, Jacobs maintains a worldwide leadership position in drill chucks.

Jacobs Vehicle Systems ("JVS"). JVS is a leading worldwide supplier of supplemental braking systems for commercial vehicles, selling Jake Brake brand engine retarders for class 7 and 8 vehicles and exhaust brakes for class 2 through 7 vehicles. With over 2 million engine retarders installed, JVS has maintained a leadership position in its industry since introducing the first engine retarder in 1961.

Joslyn Manufacturing Company. Joslyn Manufacturing designs, manufactures, and markets pole line hardware, electrical apparatus, and termination enclosures for the electrical utility and telecommunications markets.

The following discussions of Raw Materials, Patents/Trademarks, Competition, Seasonal Nature of Business, Backlog, Employee Relations, Research and Development, Government Contracts, Environmental and

Safety Regulations, International Operations and Major Customers include information common to both of our segments.

Raw Materials

The Company's manufacturing operations employ a wide variety of raw materials. Danaher believes that it will generally be able to obtain adequate supplies of major raw material requirements or reasonable substitutes at reasonable costs.

Patents/Trademarks

The Company owns numerous patents and trademarks, and has also acquired licenses under patents and trademarks owned by others. Although in aggregate the Company's intellectual property is important to its operations, the Company does not consider any single patent or trademark to be of material importance to either segment or to the business as a whole. From time to time, however, the Company does engage in litigation to protect its patents and trademarks.

Competition

Our served markets are generally highly competitive and global in nature. Because of the diversity of products the Company manufactures and the variety of markets it serves, the Company encounters a wide variety of competitors. The Company faces numerous regional or specialized competitors, many of which are well-established in their markets. In addition, some of the Company's competitors are larger companies or divisions of larger companies that have greater sales, marketing, research, and financial resources than the Company. Key competitive factors typically include price, quality, delivery speed, service and support, innovation, product features and performance, and brand name.

Seasonal Nature of Business

Although certain Danaher businesses experience seasonal fluctuations in demand, as a whole, the Company is not subject to material seasonality.

Backlog

Backlog is generally not considered a significant factor in the Company's business as relatively short delivery periods and rapid inventory turnover are characteristic of most of its products.

Employee Relations

At December 31, 2002, the Company employed approximately 29,000 permanent and temporary persons, of which approximately 17,000 were employed in the United States and approximately 12,000 were employed outside the United States. Of these United States employees, approximately 3,200 were hourly-rated unionized employees. The Company also has government-mandated collective bargaining arrangements or union contracts in other countries. The Company considers its labor relations to be good.

Research and Development

The Company's research and development expenditures were approximately $174 million for 2002, $119 million for 2001 and $138 million for 2000. The Company conducts research and development activities for the purpose of developing new products and services and improving existing products and services.

Government Contracts

The Company has agreements relating to the sale of products to government entities, primarily defense-related products and water and wastewater related products, and, as a result, is subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing terms and conditions that are not applicable to private contracts. The Company's agreements relating to the sale of products to government entities may be subject to termination, reduction or modification in the event of changes in government requirements, reductions in federal spending and other factors. The Company is also subject to investigation and audit for compliance with the regulations governing government contracts, including requirements related to procurement integrity, export control, employment practices, the accuracy of records and the recording of costs. A failure to comply with these regulations might result in suspension of these contracts, administrative penalties or suspension or debarment from U.S. government contracting or subcontracting for a period of time.

Environmental and Safety Regulations

Certain of the Company's operations are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the generation, treatment, use, storage and disposal of solid and hazardous wastes. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. The Company believes that it is in substantial compliance with applicable environmental, health and safety laws and regulations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Company's capital expenditures, earnings or competitive position.

In addition to environmental compliance costs, the Company may incur costs related to alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. In addition to clean-up actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of or exposure to hazardous substances. The Company has received notification from the U.S. Environmental Protection Agency, and from state and foreign environmental agencies, that conditions at a number of sites where the Company and others disposed of hazardous wastes require clean-up and other possible remedial action and may be the basis for monetary sanctions, including sites where the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company has projects underway at several current and former manufacturing facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. In particular, Joslyn Manufacturing Company ("JMC"), a subsidiary of the Company, previously operated wood treating facilities that chemically preserved utility poles, pilings and railroad ties. All such treating operations were discontinued or sold prior to 1982. Danaher acquired JMC in September 1995. These facilities used wood preservatives that included creosote, pentachlorophenol and chromium-arsenic-copper. While preservatives were handled in accordance with then existing law, environmental law now imposes retroactive liability, in some circumstances, on persons who owned or operated wood-treating sites. JMC is remediating some of its former sites and will remediate other sites in the future.

The Company has made a provision for environmental remediation; however, there can be no assurance that estimates of environmental liabilities will not change. The Company generally makes an assessment of the costs involved for its remediation efforts based on environmental studies as well as its prior experience with similar sites. If the Company determines that it has potential liability for properties currently owned or previously sold, it accrues the total estimated costs, including investigation and remediation costs, associated with the site. While the Company actively pursues appropriate insurance recoveries, it does not recognize any insurance recoveries for environmental liability claims until realized. The ultimate cost of site cleanup is difficult to predict given the uncertainties of the Company's involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. As such, there can be no assurance that the Company's estimates of environmental liabilities will not change. In view of the Company's financial position and reserves for environmental matters, the Company believes that its liability, if any, for past or current waste disposal practices and other hazardous materials handling practices will not have a material adverse effect on its results of operation, financial condition and cash flow.

International Operations

The Company's net revenue originating outside the U.S., as a percentage of the Company's total net revenue, was approximately 28 percent in 2002, 31 percent in 2001 and 24 percent in 2000. The Company's long-lived assets located outside of the U.S., as a percentage of the Company's total long-lived assets, was approximately 15 percent in 2002, 12 percent in 2001 and 5 percent in 2000. Most of the Company's sales in international markets are made by foreign sales subsidiaries and through various representatives and distributors. However, the Company also sells into international markets directly from the U.S.

The Company's international business is subject to risks customarily encountered in foreign operations, including interruption in the transportation of parts to the Company and finished goods to the Company's customers, changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, unexpected changes in tax laws and regulatory requirements, difficulty in staffing and managing widespread operations, differing labor regulations and differing protection of intellectual property. The Company is also exposed to foreign currency exchange rate risk inherent in its sales commitments, anticipated sales, and assets and liabilities denominated in currencies other than the local functional currency, and may also become subject to interest rate risk inherent in any debt incurred, or investment and finance receivable portfolios held. The U.S. and international response to recent terrorist activities, and the potential for war in Iraq, could exacerbate these risks. Financial information about the Company's international operations is contained in Note 14 of the consolidated financial statements included in Item 8 of this report.

Major Customers

The Company has no customers which accounted for more than 10% of consolidated sales in 2002. The Company's largest single customer is Sears, Roebuck and Co. ("Sears"), and although the relationship with Sears is long-standing, the Company believes the loss or material reduction of this business could have a material adverse effect on the results of operations of the Tools and Components segment and of the Company as a whole.

Available Information

The Company maintains an internet website at www.danaher.com. The Company makes available free of charge on the website its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after filing such material electronically with, or furnishing such material to, the SEC. The Company's Internet site and the information contained therein or connected thereto are not incorporated by reference into this Form 10-K.

Danaher Corporation, originally DMG, Inc., was organized in 1969 as a Massachusetts real estate investment trust. In 1978 it was reorganized as a Florida corporation under the name Diversified Mortgage Investors, Inc. ("DMI") which in a second reorganization in 1980 became a subsidiary of a newly created holding company named DMG, Inc. The Company adopted the name Danaher in 1984 and was reincorporated as a Delaware corporation following the 1986 annual meeting of shareholders.

ITEM 2.  PROPERTIES

The Company's corporate headquarters are located in Washington, D.C. At December 31, 2002, the Company had approximately 130 significant manufacturing and distribution locations worldwide, comprising approximately 17 million square feet, of which approximately 11 million square feet are owned and approximately 6 million square feet are leased. Of these manufacturing and distribution locations, approximately 85 facilities are located in the United States and approximately 45 are located outside the United States, primarily in Europe and to a lesser extent in Asia-Pacific, Canada, and Latin America. The approximate number of manufacturing and distribution locations by business segment are: Process/ Environmental Controls, 95; and Tools and Components, 35. The Company considers its facilities suitable and adequate for the purposes for which they are used and does not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities.

ITEM 3.  LEGAL PROCEEDINGS

The Company has been engaged in product liability litigation related to an air tool product line that was disposed in 1987. The Company has accepted an agreement, in principle, to settle the claims related to this litigation. The Company believes that completion of this settlement will not result in a material adverse effect on the Company's results of operations or financial condition.

In addition to the litigation noted above, the Company is, from time to time, subject to routine litigation incidental to its business. These lawsuits primarily involve claims for damages arising out of the use of the Company's products, allegations of patent and trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Some of these lawsuits include claims for punitive as well as compensatory damages. The Company estimates its exposure for product liability and accrues for this estimated liability up to the limits of the deductibles under available insurance coverage. All other claims and lawsuits are handled on a case-by-case basis. As previously noted under Item 1, the Company is also involved in proceedings with respect to environmental matters, including sites where it has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company believes that the results of the above-noted litigation and other pending legal proceedings will not have a materially adverse effect on the Company's results of operations, cash flows or financial condition, notwithstanding any related insurance recoveries.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of 2002.

PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

The Company's common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol DHR. On March 17, 2003, there were approximately 2,800 registered holders of record of the Company's common stock. The high and low common stock prices per share as reported on the New York Stock Exchange, and the dividends paid per share, in each case for the periods described below, were as follows:

                                 2002                    2001
                        ----------------------- -----------------------
                                      Dividends               Dividends
                         High   Low   Per Share  High   Low   Per Share
                        ------ ------ --------- ------ ------ ---------
         First quarter. $74.25 $58.51   $ .02   $68.69 $52.21   $0.02
         Second quarter  75.46  61.28     .02    65.49  51.51    0.02
         Third quarter.  66.36  52.60    .025    59.20  43.90    0.02
         Fourth quarter  67.19  52.98    .025    64.10  45.57    0.02

The payment of dividends by the Company in the future will be determined by the Company's Board of Directors and will depend on business conditions, the Company's financial earnings and other factors.

ITEM 6.  SELECTED FINANCIAL DATA


                                                                     2002          2001         2000        1999
                                                                 ----------    ----------    ---------- ----------
                                                                                (in thousands except per share data)
Sales........................................................... $4,577,232    $3,782,444    $3,777,777 $3,197,238
Operating profit................................................    701,122(c)    502,011(c)    552,149    458,007
Net earnings before effect of accounting change and reduction of income tax reserves related to previously discontinued
  operation.....................................................    434,141(c)    297,665(c)    324,213    261,624(b)
Net earnings....................................................    290,391(c)    297,665(c)    324,213    261,624(b)
Earnings per share before accounting change and reduction of income tax reserves related to previously discontinued
  operation
   Basic........................................................       2.89(c)       2.07(c)       2.28       1.84(b)
   Diluted......................................................       2.79(c)       2.01(c)       2.23       1.79(b)
Earnings per share
   Basic........................................................       1.93(c)       2.07(c)       2.28       1.84(b)
   Diluted......................................................       1.88(c)       2.01(c)       2.23       1.79(b)
Dividends per share.............................................       0.09          0.08          0.07       0.07
Total assets....................................................  6,029,145     4,820,483     4,031,679  3,047,071
Total debt......................................................  1,309,964     1,191,689       795,190    374,634

                                                                     1998
                                                                 ----------

Sales........................................................... $3,047,061
Operating profit................................................    384,112
Net earnings before effect of accounting change and reduction of income tax reserves related to previously discontinued
  operation.....................................................    192,186(a)
Net earnings....................................................    192,186(a)
Earnings per share before accounting change and reduction of income tax reserves related to previously discontinued
  operation
   Basic........................................................       1.37(a)
   Diluted......................................................       1.33(a)
Earnings per share
   Basic........................................................       1.37(a)
   Diluted......................................................       1.33(a)
Dividends per share.............................................       0.09
Total assets....................................................  2,840,859
Total debt......................................................    503,639

--------
(a) Includes $28.6 million in after-tax costs ($0.20 per share) from the merger with the Fluke Corporation.
(b) Includes $9.8 million in after-tax costs ($0.07 per share) from the merger with the Hach Company.
(c) Includes $69.7 million ($43.5 million after-tax or $0.29 per share) in costs from restructuring charges taken in the fourth quarter of 2001 and an adjustment of $6.3 million ($4.1 million after-tax or $0.03 per share) in after-tax costs recorded in the fourth quarter of 2002.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements.

Overview

Danaher Corporation designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two business segments: Process/Environmental Controls and Tools and Components. The Process/Environmental Controls segment is a leading producer of environmental products, including water quality analytical instrumentation and leak detection systems for underground fuel storage tanks; retail petroleum automation products; compact professional electronic test tools; product identification equipment and consumables; and motion, position, speed, temperature, pressure, level, flow, particulate and power reliability and quality control and safety devices. In its Tools and Components Segment, the Company is a leading producer and distributor of general purpose mechanics' hand tools and automotive specialty tools, as well as of toolboxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, and hardware and components for the power generation and transmission industries.

Management believes that the Company's future sales growth will come from both core organic growth and acquisitions. The Company invests significant resources in its organic growth initiatives across its business units. Additionally, the Company has completed numerous acquisitions and expects new acquisitions to provide revenue growth in the future. During 2003, the Company expects its primary served markets to remain essentially flat, with the majority of its revenue growth coming from market share gains and geographic expansion.

Results of Operations

Summary Of Sales By Business Segment.

                                     2002              2001              2000
                               ----------------  ----------------  ----------------
                                                  (in thousands)
Process/Environmental Controls $3,385,154  74.0% $2,616,797  69.2% $2,441,986  64.6%
Tools and Components..........  1,192,078  26.0%  1,165,647  30.8%  1,335,791  35.4%
                               ---------- -----  ---------- -----  ---------- -----
                               $4,577,232 100.0% $3,782,444 100.0% $3,777,777 100.0%
                               ========== =====  ========== =====  ========== =====

PROCESS/ENVIRONMENTAL CONTROLS

The Process/Environmental Controls segment is comprised of Hach Company, the Dr. Bruno Lange Group, Videojet Technologies, Fluke Corporation, Fluke Networks, Gilbarco, Veeder-Root Company, the Danaher Industrial Controls Group, the Danaher Motion Group (including General Purpose Systems, Linear Motion Systems and the Specialty Motors Division), Gems Sensors, Danaher Power Solutions, QualiTROL Corporation, and the aerospace and defense businesses of Pacific Scientific and Kollmorgen Corporation. These companies produce and sell compact, professional electronic test tools; product identification equipment and consumables; retail petroleum automation products; underground storage tank leak detection systems; motion, position, speed, temperature, and level instruments and sensing devices; power switches and controls; communication line products; power protection products; liquid flow and quality measuring devices; quality assurance products and systems; safety devices; and electronic and mechanical counting and controlling devices.

2002 COMPARED TO 2001

Sales of the Process/Environmental Controls segment increased 29% in 2002 compared to 2001. The acquisitions in February 2002 of Gilbarco and Videojet Technologies as well as several smaller 2001 and 2002 acquisitions provided a 36% increase in segment sales. This increase was offset by an 8% unit volume decline in existing businesses. A favorable currency translation impact provided a 1% revenue increase, and prices were essentially flat compared to 2001.

Revenues from the Company's environmental business, representing approximately 30% of segment revenue, increased over 90% in 2002 compared to 2001, resulting primarily from the acquisitions of Gilbarco and Viridor in February 2002 and two smaller acquisitions completed in 2002 and 2001. Acquisitions provided the entirety of this growth, as core operations declined approximately 2%. Modest growth in the Company's water quality business units was offset by weakness in demand for ultrapure instrumentation, brought on primarily by weakness in semiconductor end markets, and in Veeder-Root's leak detection market. The Company believes geopolitical uncertainties in oil-producing regions contributed to the decline in demand in the end markets served by the Gilbarco/Veeder-Root business in 2002. Electronic test revenues, representing approximately 20% of segment revenues, grew 6% during 2002, also due to acquisition activity. Acquisitions contributed 11% of this growth, which was offset by a core volume decline of 5%, resulting from weakness in both industrial and network test equipment sales. Sales in the Company's motion businesses, representing approximately 20% of segment revenues, declined 3%, as a core volume decline of 9% was offset by acquisition growth of 6%. Continued softness in semiconductor and electronic assembly end market demand was a leading factor in motion's core volume decline.

Aerospace and defense revenues increased 7% in 2002, resulting from acquisition activity of 5% and core volume growth of 2%. Power quality sales declined 28% in 2002, due to a significant decline in end user demand that began in early 2001 and has continued through 2002. Sales of the Company's industrial controls product lines fell 7% due to recession-related weakness in their served end markets. In February 2002, the Company established its product identification business with the acquisition of Videojet Technologies, which accounted for approximately 11% of the segment's growth during 2002.

Operating profit margins for the segment were 16.0% in 2002 compared to 14.9% in 2001. Excluding the impact of the 2001 restructuring program from both 2002 and 2001, margins decreased 0.7 points from 16.5% in 2001 to 15.8% in 2002. Approximately 130 basis points of the change in operating margin resulted from the dilutive impact of lower operating margins of the new businesses acquired during 2001 and 2002. Additionally, margin declines from lower sales volumes at the business units described above, and increases in expenditures on growth opportunities in the segment, were offset by the cessation of goodwill amortization as of January 1, 2002, and other cost reductions including the partial benefit of the 2001 restructuring actions.

2001 COMPARED TO 2000

Sales in 2001 were 7% higher than in 2000 for this segment. The full-year impact of the 2000 acquisitions of American Precision Industries, Kollmorgen Corporation, Warner Electric Motion and acquisitions of several smaller businesses in 2001 provided a 15% increase from 2000. Two small product line dispositions in 2001 caused a 2% decrease in 2001 segment sales. The remainder of the sales change was generated by a decrease in unit volume of 5% and a 1% negative currency translation impact. Overall segment prices remained flat for 2001 compared to 2000.

Revenues from the motion business grew approximately 20% from 2000 levels. An increase of 40% from acquisitions was offset by declines in revenues from existing businesses of approximately 20%, driven by recession-related weakness in end markets, particularly semiconductor end markets. Electronic test revenues declined 1.5%. Acquisition growth of 3.5% and continued growth in sales of Fluke Networks business were offset by declines in sales of Fluke industrial products. Environmental revenues for 2001 increased 17% from 2000. 7% of this growth resulted from acquisitions, with the balance coming from core growth in the Veeder-Root and water quality product lines. The Company's aerospace and defense business units grew 39% in 2001. Acquisition growth of 30%, in particular that provided by the full-year impact of the Kollmorgen acquisition, accounted for most of the increase. Power quality revenues declined 14% in 2001, as net acquisition growth of 6% offset significant declines in end-user demand.

Operating profit margins, excluding the effects of the restructuring charge recorded in the fourth quarter of 2001, increased from 15.7% to 16.5% due to aggressive cost reduction actions across all business units and continued margin improvements in recently acquired companies.

TOOLS AND COMPONENTS

The Tools and Components Segment is comprised of the Danaher Hand Tool Group (including the Special Markets, Asian Tools, Professional Tools and Matco Tools Divisions), Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems, Hennessy Industries, and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include toolboxes and storage devices; diesel engine retarders; wheel service equipment; drill chucks; custom-designed headed tools and components; hardware and components for the power generation and transmission industries; and high-quality precision socket screws, fasteners, and miniature precision parts.

2002 COMPARED TO 2001

Revenues in the Tools and Components segment grew 2% in 2002. The entirety of this growth represents core sales volume growth, as there were no acquisitions in this segment during 2001 and 2002, and price and currency impacts were negligible. Hand tool revenues, representing approximately 65% of segment sales, grew 2%, generated primarily by increases in the Matco sales channel as a result of continued market share gains. Additionally, hand tool revenues in the Company's Asian channels grew, but were offset by declines in domestic retail channels. Sales of diesel engine retarders at the Jacobs Vehicle Systems business unit increased significantly, as OEM customers accelerated their 2002 order rates to meet a regulatory deadline. Diesel engine retarder demand declined sharply following passage of the regulatory deadline in October 2002, and is expected to negatively impact engine retarder revenues during 2003. Increases in this segment in 2002 were offset by declines in the Delta and Jacobs Chuck business units.

Operating profit margins for the segment were 15.2% in 2002 compared to 11.3% in 2001. Excluding the impact of the 2001 restructuring program from both 2002 and 2001, margins increased 1.6 points from 13.5% in 2001 to 15.1% in 2002. This increase resulted from the effect of higher revenue levels, the cessation of goodwill amortization as of January 1, 2002, and other cost reductions including the partial benefit of the 2001 restructuring actions.

2001 COMPARED TO 2000

Sales declined 13% from 2000 to 2001. Continued weakness in the heavy-duty truck market significantly impacted sales of diesel engine retarders, accounting for a 4% drop in segment revenues. Sharp declines in drill chuck sales combined with a fall in hand tool revenues to contribute a 6% reduction in segment sales from 2000. Sales in both the Joslyn hardware and electrical apparatus lines and the Delta Industries product lines reflected double-digit declines from the sales levels achieved by those lines in 2000 due to recessionary pressures in the markets they serve. Price and currency impacts were negligible for this segment. Operating profit margins, excluding the effects of the restructuring charge recorded in the fourth quarter of 2001, decreased from 14.2% to 13.5%. The unfavorable impact of lower production volumes was partially offset by aggressive cost reduction actions taken across all business units.

GROSS PROFIT

Gross profit margin for 2002 was 39.0%, an increase of 0.8 points compared to 38.2% in 2001. This increase resulted from the benefits of the 2001 restructuring program and other improvements in the gross margins of core business units, in addition to the effect of slightly higher gross margins of newly acquired businesses.

Gross profit margin in 2001 was 38.2%, a 0.5% decrease compared to 38.7% achieved in 2000. Lower core volume and lower margins associated with businesses acquired in 2000 and 2001 drove the reduction, and were partially offset by overhead cost reductions and process improvements in all business units.

OPERATING EXPENSES

In 2002, selling, general and administrative expenses were 23.8% of sales, an increase of 0.7 points from 2001 levels. This increase is due primarily to the effect of newly acquired businesses and their higher relative cost structures, offset by the elimination of goodwill amortization effective January 1, 2002.

Selling, general and administrative expenses for 2001 as a percentage of sales were 23.1%, 1 point lower than in 2000. Aggressive cost reductions and reductions in discretionary spending implemented in late 2000 and throughout 2001 drove this decrease.

RESTRUCTURING CHARGE

In the fourth quarter of 2001, the Company recorded a restructuring charge of $69.7 million ($43.5 million after tax, or $0.29 per share). During the fourth quarter of 2001, management determined that it would restructure certain of its product lines, principally its drill chuck, power quality and industrial controls divisions, to improve financial performance. The primary objective of the restructuring plan was to reduce operating costs by consolidating, eliminating and/or downsizing existing operating locations. No significant product lines have been discontinued. Severance costs for the termination of approximately 1,100 employees was estimated at $49 million. These employees include all classes of employees, including hourly direct, indirect salaried and management personnel, at the affected facilities. Approximately $16 million of the charge was to provide for impaired assets associated with the closure of 16 manufacturing and distribution facilities in North America and Europe. The assets impaired were principally equipment and leasehold improvements associated with the facilities to be closed. The remainder of the charge was for other exit costs including lease termination costs. Approximately $25.5 million of the $69.7 million charge related to the Tools and Components segments and approximately $44.2 million of the charge related to the Process/Environmental Controls segment. A table describing the application of the restructuring accrual is included in Note 3 to the Company's Consolidated Financial Statements.

The expected annual pre-tax cost reduction, net of increased costs at other facilities, from the restructuring is approximately $38 million of which approximately 50% has been realized in 2002 with the full year benefit to be realized in 2003. These net cost reductions will primarily reduce the cost of goods sold in the Company's Consolidated Statement of Earnings. As of December 31, 2002, the restructuring program has been substantially completed as planned. While certain estimates are required in determining the net amount of cost savings achieved, based on the Company's analysis of the impact of the restructuring, management believes these net costs savings have been realized.

Due to minor changes to the original restructuring plan and to costs incurred being less than estimated, in December 2002, the Company adjusted its restructuring reserves accrued as part of the fourth quarter 2001 restructuring charge by approximately $6.3 million ($4.1 million after tax, or $0.03 per share).

In conjunction with the closing of the facilities, approximately $4 million of inventory was written off in the fourth quarter of 2001 as unusable in future operating locations. This inventory consisted principally of component parts and raw materials, which were either redundant to inventory at the facilities being merged and/or were not economically feasible to relocate since the inventory was purchased to operate on equipment and tooling which was not being relocated. The inventory write-off was included in Cost of Sales in the fourth quarter of 2001 and was not part of the restructuring charge.

INTEREST COSTS AND FINANCING TRANSACTIONS

The Company's debt financing as of December 31, 2002 was composed primarily of $542 million of zero coupon convertible notes due 2021 ("LYONs"), $315 million of 6.25% Eurobond notes due 2005 and $250 million of 6% notes due 2008. The Company maintains uncommitted lines and a revolving $500 million senior unsecured credit facility available for general corporate purposes. There have been no borrowings under the revolving credit facility since it was established in June 2001. Borrowings under the revolving credit agreement bear interest of Eurocurrency rate plus .21% to .70%, depending on the Company's current debt rating. The credit facility has a fixed five year term. There were no borrowings outstanding under the Company's uncommitted lines of credit as of December 31, 2002.

Net interest expense of $43.7 million in 2002 was $17.9 million higher than 2001. Returns on invested cash balances fell significantly, as general short-term market interest rates declined substantially throughout 2002. Interest income of $10.3 million and $22.4 million was recognized in 2002 and 2001, respectively. Net interest expense in 2001 was $3.5 million lower than in 2000 due to an increase in interest earned as a result of higher average invested cash balances during 2001.

INCOME TAXES

The 2002 effective tax rate of 34.0% is 3.5% lower than the 2001 effective rate, mainly due to the effect of adopting SFAS No. 142 and its resulting cessation of goodwill amortization, and also due to a higher proportion of foreign earnings in 2002 compared to 2001.

In connection with the completion of a federal income tax audit, the Company adjusted certain income tax related reserves established related to the sale of a previously discontinued operation and recorded a $30 million credit to its fourth quarter 2002 income statement. This credit has been classified separately below net earnings from continuing operations since the tax reserves related to a previously discontinued operation.

The 2001 effective tax rate of 37.5% is 0.5% lower than in 2000, driven primarily by a higher proportion of foreign earnings in 2001 compared to 2000.

INFLATION

The effect of inflation on the Company's operations has been minimal in 2002, 2001 and 2000.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to market risk from changes in foreign currency exchange rates and interest rates, which could impact its results of operations and financial condition. The Company manages its exposure to these risks through its normal operating and financing activities.

The fair value of the Company's fixed-rate long-term debt is sensitive to changes in interest rates. The value of this debt is subject to change as a result of movements in interest rates. Sensitivity analysis is one technique used to evaluate this potential impact. Based on a hypothetical, immediate 100 basis-point increase in interest rates at December 31, 2002, the market value of the Company's fixed-rate long-term debt would decrease by $15 million. This methodology has certain limitations, and these hypothetical gains or losses would not be reflected in the Company's results of operations or financial conditions under current accounting principles. In January 2002, the Company entered into two interest rate swap agreements for the term of the 6% notes due 2008 having a notional principal amount of $100 million whereby the effective interest rate on $100 million of these notes will be the six month LIBOR rate plus approximately 0.425%. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, the Company accounts for these swap agreements as fair value hedges. Since these instruments qualify as "effective" or "perfect" hedges, they will have no impact on net income or stockholders' equity. See Note 7 of the Consolidated Financial Statements for further discussion.

The Company has a number of manufacturing sites throughout the world and sells its products in more than 30 countries. As a result, it is exposed to movements in the exchange rates of various currencies against the United States dollar and against the currencies of countries in which it manufactures and sells products and services. The Company's issuance of Eurobond notes in 2000 provides an offset to a portion of the Company's European net asset position. The Company has generally accepted the exposure to exchange rate movements relative to its investment in foreign operations without using derivative financial instruments to manage this risk.

Other than the above noted swap arrangements, there were no material derivative instrument transactions during any of the periods presented. Additionally, the Company does not have significant commodity contracts or derivatives.

LIQUIDITY AND CAPITAL RESOURCES

The Company continues to generate substantial cash from operations and remains in a strong financial position, with resources available for reinvestment in existing businesses, strategic acquisitions and managing the capital structure on a short- and long-term basis. Being a key source of the Company's liquidity, operating cash flow grew $101.9 million to $710.3 million in 2002, or 16.7% during 2002 as compared to 2001. The increase in operating cash flow in 2002 over 2001 was primarily the result of higher earnings and improved working capital management. Improvements were achieved in each working capital component during 2002, driven by Danaher Business System efforts to improve asset turnover. Gross capital spending of $65.4 million for 2002 decreased $19.0 million from 2001, as increased capital spending from new acquisitions was more than offset by declines in core businesses. Capital expenditures are a significant use of funds and are made primarily for machinery, equipment and the improvement of facilities. In 2003, the Company expects capital spending of approximately $100 million. Disposals of fixed assets yielded $26.5 million of cash proceeds for 2002, primarily due to the sale of six facilities in 2002. A net after-tax gain of $3.9 million, approximately $.02 per share, was recorded on the facility sales and is included as a reduction of selling, general and administrative expenses.

In addition to measuring its cash flow generation and usage based upon the operating, investing, and financing classifications included in the Consolidated Statement of Cash Flows, the Company also measures its free cash flow. Free cash flow for 2002, which is defined as operating cash flow of $710 million less capital expenditures of $65 million, grew to a record $645 million, an increase of 23% from 2001. Free cash flow for 2001 is defined as operating cash flow of $608 million less capital expenditures of $84 million. Free cash flow provides a measurement of the cash flows from operations available for purposes other than ongoing capital expenditures.

Investing activities for the year ended December 31, 2002, used cash of $1,145 million compared to $488 million of cash used in 2001. As discussed below, the Company has completed numerous acquisitions of existing businesses during the year ended December 31, 2002 as well as the years ended December 31, 2001 and 2000. All of the acquisitions during this time period have been accounted for as purchases and have resulted in the recognition of goodwill in the Company's financial statements. This goodwill typically arises because the purchase prices for these targets reflect the competitive nature of the process by which we acquired the targets and the complementary strategic fit and resulting synergies these targets bring to existing operations.

On October 18, 2002, the Company acquired 100% of Thomson Industries, Inc. in a stock and asset acquisition, for approximately $147 million in cash including transaction costs (net of $2 million of acquired cash), an agreement to pay $15 million over the next 6 years, and an additional maximum contingent consideration of up to $60 million cash based on the future performance of Thomson through December 31, 2005. On February 25, 2002, the Company completed the divestiture of API Heat Transfer, Inc. to an affiliate of Madison Capital Partners for approximately $63 million (including $53 million in net cash and a note receivable in the principal amount of $10 million), less certain liabilities of API Heat Transfer, Inc. paid by the Company at closing and subsequent to closing. On February 5, 2002, the Company acquired 100% of Marconi Data Systems, formerly known as Videojet Technologies, from Marconi plc in a stock acquisition, for approximately $400 million in cash including transaction costs. On February 4, 2002, the Company acquired 100% of Viridor Instrumentation Limited from the Pennon Group plc in a stock acquisition, for approximately $137 million in cash including transaction costs. On February 1, 2002, the Company acquired 100% of Marconi Commerce Systems, formerly known as Gilbarco, from Marconi plc in a stock acquisition, for approximately $309 million in cash including transaction costs (net of $17 million of acquired cash). In addition, during the year ended December 31, 2002, the Company acquired 8 smaller companies, for total consideration of approximately $166 million in cash including transaction costs.

On January 2, 2001, the Company acquired 100% of the assets of United Power Corporation for approximately $108 million in cash including transaction costs. The Company acquired 11 smaller companies during 2001 for total cash consideration of approximately $343 million including transaction costs. The Company also disposed of two small product lines during 2001, yielding cash proceeds of approximately $33 million.

On July 3, 2000, the Company acquired 100% of the assets of the motion businesses of Warner Electric Corporation for approximately $147 million cash including transaction costs. On June 20, 2000, the Company acquired 100% of the common stock of Kollmorgen Corporation for approximately $267 million cash including transaction costs. The Company also assumed debt with a fair market value of approximately $95 million in connection with this acquisition. On March 27, 2000, the Company acquired 100% of the common stock of American Precision Industries for approximately $186 million cash including transaction costs. The Company also assumed debt with a fair market value of approximately $60 million in connection with this acquisition. The Company acquired 5 smaller companies during 2000 for total cash consideration of approximately $109 million including transaction costs.

Financing activities generated cash of $516 million in 2002 compared to $410 million in 2001. In March 2002, the Company completed the issuance of 6.9 million shares of the Company's common stock. Proceeds of the common stock issuance, net of the related expenses, were approximately $467 million. The Company has used the proceeds to repay approximately $230 million of short-term borrowings incurred in the first quarter of 2002 related to the Videojet, Gilbarco and Viridor acquisitions. During the first quarter of 2001, the Company issued $830 million (value at maturity) in zero-coupon convertible senior notes due 2021 known as Liquid Yield Option Notes or LYONS. The net proceeds to the Company were approximately $505 million, of which approximately $100 million was used to pay down debt, and the balance was used for general corporate purposes, including acquisitions. The LYONs carry a yield to maturity of 2.375%. Holders of the LYONs may convert each of their LYONs into 7.2676 shares of Danaher common stock (in the aggregate for all LYONs, approximately
6.0 million shares of Danaher common stock) at any time on or before the maturity date of January 22, 2021. The Company may redeem all or a portion of the LYONs for cash at any time on or after January 22, 2004. Holders may require the Company to purchase all or a portion of the notes for cash and/or Company common stock, at the Company's option, on January 22, 2004 or on January 22, 2011. The Company will pay contingent interest to the holders of LYONs during any six-month period commencing after January 22, 2004 if the average market price of a LYON for a measurement period preceding such six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. Except for the contingent interest described above, the Company will not pay interest on the LYONs prior to maturity.

Total debt under the Company's borrowing facilities increased to $1,310.0 million at December 31, 2002, compared to $1,191.7 million at December 31, 2001. This increase was due primarily to the change in the U.S dollar/Euro exchange rates and the resulting impact on the Company's Euro denominated debt as well as the effect of assumed debt obligations related to 2002 acquisitions. As discussed previously, as of December 31, 2002, $315 million of the Company's debt was fixed at a rate of 6.25%, $250 million was fixed at an average interest cost of 6% (subject to the interest rate swaps described above) and the Company's LYONs obligations (which as of December 31, 2002 amounted to $542 million) carry a yield to maturity of 2.375%(with contingent interest payable as described above). Substantially all remaining borrowings have interest costs that float with referenced base rates. As of December 31, 2002, the Company had unutilized commitments under its revolving credit facility of $500 million. As of December 31, 2002, the Company held $810 million of cash and cash equivalents that were invested in highly liquid investment grade debt instruments with a maturity of 90 days or less. As of December 31, 2002, the Company was in compliance with all debt covenants under the aforementioned debt instruments, including limitations on secured debt and debt levels. None of the Company's debt instruments contain trigger clauses requiring the Company to repurchase or pay off its debt if rating agencies downgrade the Company's debt rating. In addition, as of the date of this Annual Report on Form 10-K, the Company could issue up to approximately $500 million of securities under its shelf registration statement with the Securities and Exchange Commission.

In January 2002, the Company entered into two interest rate swap agreements for the term of the Company's 6% notes due 2008 having a notional principal amount of $100 million whereby the effective interest rate on $100 million of the notes will be the six month LIBOR rate plus approximately 0.425%. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, the Company accounts for these swap agreements as fair value hedges. Since these instruments qualify as "effective" or "perfect" hedges, they will have no impact on net income or stockholders' equity.

Due to declines in the equity markets, the fair value of the Company's pension fund assets has decreased since 2001. In accordance with SFAS No. 87, "Employers' Accounting for Pensions", the Company recorded a minimum pension liability adjustment of $76.9 million (net of tax benefit of $39.6 million) at December 31, 2002. This adjustment results in a direct charge to stockholders' equity and does not impact net income, but is included in other comprehensive income. Calculations of the amount of pension and other postretirement benefits costs and obligations depend on the assumptions used in such calculations. These assumptions include discount rates, expected return on plan assets, rate of salary increases, health care cost trend rates, mortality rates, and other factors. While the Company believes that the assumptions used in calculating its pension and other postretirement benefits costs and obligations are appropriate, differences in actual experience or changes in the assumptions may affect the Company's financial position or results of operations. For 2003, the Company anticipates lowering the expected long-term rate of return assumption from 9% to 8.5% for the Company's defined benefit pension plans. The Company anticipates there will be no funding requirements for the defined benefit plans in 2003.

In the third and fourth quarters of 2001, the Company repurchased 375,500 shares of its common stock at a cost of $17.3 million. In the first quarter of 2000, the Company repurchased 2,042,300 shares of the Company's common stock for total consideration of $82.2 million.

The ongoing costs of compliance with existing environmental laws and regulations have not had, and are not expected to have, a material adverse effect on the Company's cash flows or financial position.

The Company will continue to have cash requirements to support working capital needs and capital expenditures, and to pay interest and service debt. In order to meet these cash requirements, the Company intends to use available cash and internally generated funds and to borrow under its credit facility or under uncommitted lines of credit. The Company believes that cash provided from these sources will be adequate to meet its cash requirements for the foreseeable future.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following tables summarize, as of December 31, 2002, and by period due or expiration of commitment, certain of the Company's contractual obligations and other commercial commitments.

Payments due by Period

                                               Less than             4-5    Over 5
                                      Total     1 Year   1-3 Years  Years   Years
                                    ---------- --------- --------- ------- --------
                                                    (in thousands)
Long-term debt (a)................. $1,309,964 $112,542  $385,949  $ 5,792 $805,681
Non-cancelable operating leases (b)    261,000   54,000    78,000   56,000   73,000
                                    ---------- --------  --------  ------- --------
Total.............................. $1,570,964 $166,542  $463,949  $61,792 $878,681
                                    ========== ========  ========  ======= ========

--------
(a) As described in Note 7 to the Consolidated Financial Statements
(b) As described in Note 11 to the Consolidated Financial Statements

Other Commercial Commitments

                                                               Amount of Commitment Expiration Per Period
                                                              --------------------------------------------
                                                Total Amounts Less than 1
                                                  Committed      Year     1-3 Years 4-5 Years Over 5 Years
                                                ------------- ----------- --------- --------- ------------
                                                                      (in thousands)
Standby Letters of Credit and Performance Bonds   $ 58,000     $ 51,000    $ 7,000        --         --
Guarantees.....................................    102,000      100,000      2,000        --         --
Contingent Purchase Consideration..............     60,000           --     10,000    10,000     40,000
Standby Repurchase Obligations.................      2,000        1,000      1,000        --         --
                                                  --------     --------    -------   -------    -------
Total Commercial Commitments...................   $222,000     $152,000    $20,000   $10,000    $40,000
                                                  ========     ========    =======   =======    =======

Standby letters of credit and performance bonds are generally issued to secure the Company's obligations under short-term contracts to purchase raw materials and components for manufacture and for performance under specific manufacturing agreements. In general these commitments do not extend for more than a few months.

Guarantees reflected in the table above primarily relate to the Company's Matco subsidiary, which has sold, with recourse, or provided credit enhancements for certain of its accounts receivable and notes receivable. Amounts outstanding under this program approximated $93 million, $92 million and $70 million as of December 31, 2002, 2001 and 2000, respectively. The subsidiary accounts for such sales in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities--a replacement of SFAS No. 125." A provision for estimated losses as a result of the recourse has been included in accrued expenses. No gain or loss arose from these transactions.

In connection with the Company's acquisition of Thomson, the Company has entered into agreements to pay $15 million over the next 6 years, and an additional maximum contingent consideration of up to $60 million cash based on the future performance of Thomson through December 31, 2005.

Aside from the sale of accounts receivable described above, the contingent consideration related to the acquisition of Thomson, the leases included in the table above, and certain performance bonds and guarantees included in the table above, the Company has not entered into any off-balance sheet financing arrangements as of December 31, 2002. Also, the Company does not have any unconsolidated special purpose entities as of December 31, 2002.

ACCOUNTING POLICIES

Management's discussion and analysis of the Company's financial condition and results of operations are based upon the Company's Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates these estimates, including those related to bad debts, inventories, intangible assets, pensions and other post-retirement benefits, income taxes, and contingencies and litigation. The Company bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect management's more significant judgments and estimates used in the preparation of our Consolidated Financial Statements. For a detailed discussion on the application of these and other accounting policies, see Note 1 in our Consolidated Financial Statements.

Accounts receivable. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company's customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory. The Company records inventory at the lower of cost or market. The estimated market value is based on assumptions for future demand and related pricing. If actual market conditions are less favorable than those projected by management, reductions in the value of inventory may be required.

Acquired intangibles. The Company's business acquisitions typically result in goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment expense that the Company will incur. The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 142, the new accounting standard for goodwill, which requires that the Company, on an annual basis, calculate the fair value of the reporting units that contain the goodwill and compare that to the carrying value of the reporting unit to determine if impairment exists. Impairment testing must take place more often if circumstances or events indicate a change in the impairment status. Management judgment is required in calculating the fair value of the reporting units.

Long-lived assets. The Company periodically evaluates the net realizable value of long-lived assets, including property, plant and equipment, relying on a number of factors including operating results, budgets, economic projections and anticipated future cash flows.

Purchase accounting. In connection with its acquisitions, the Company assesses and formulates a plan related to the future integration of the acquired entity. This process begins during the due diligence process and is concluded within twelve months of the acquisition. The Company accrues estimates for certain costs, related primarily to personnel reductions and facility closures or restructurings, anticipated at the date of acquisition, in accordance with Emerging Issues Task Force Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Adjustments to these estimates are made up to 12 months from the acquisition date as plans are finalized. To the extent these accruals are not utilized for the intended purpose, the excess is recorded as a reduction of the purchase price, typically by reducing recorded goodwill balances. Costs incurred in excess of the recorded accruals are expensed as incurred.

NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations." This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and establishes specific criteria for the recognition of intangible assets separately from goodwill. The Company has followed the requirements of this statement for business acquisitions made after June 30, 2001. See Note 2 of the Consolidated Financial Statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This statement requires that goodwill and intangible assets deemed to have an indefinite life not be amortized. Instead of amortizing goodwill and intangible assets deemed to have an indefinite life, the statement requires a test for impairment to be performed annually, or immediately if conditions indicate that such an impairment, measured on a reporting unit basis, could exist. The Company adopted the statement effective January 1, 2002. Danaher has nine reporting units closely aligned with the Company's strategic platforms and specialty niche businesses. They are as follows: Tools, Motion, Electronic Test, Power Quality, Environmental, Aerospace and Defense, Industrial Controls, Level/Flow, and Product Identification.

As a result of adopting SFAS No. 142, the Company will no longer record goodwill amortization which amounted to approximately $55 million and $46 million, net of tax, in 2001 and 2000, respectively. Using the fair value measurement requirement, rather than the undiscounted cash flows approach, the Company recorded an impairment related to the Company's power quality business unit of $200 million ($173.8 million after tax), approximately 8.7% of intangible assets recorded as of January 1, 2002.

The following table provides the comparable effects of adopting of SFAS No. 142 for the two years ended December 31, 2001 and 2000.

For the Years Ended December 31:

                                                       2001           2000
                                                     --------      --------
                                                  (in thousands except earning
                                                      per share amounts)
     Reported Net Earnings.......................    $297,665      $324,213
     Add back: Goodwill Amortization (net of tax)      54,978        45,995
                                                     --------      --------
     Adjusted Net Earnings.......................    $352,643      $370,208
                                                     ========      ========

     Basic Net Earnings per Share

                                                      2001           2000
                                                     --------      --------
     Reported Net Earnings.......................    $2.07          $2.28
     Add back: Goodwill Amortization (net of tax)      .39            .32
                                                     --------      --------
     Adjusted Net Earnings.......................    $2.46          $2.60
                                                     ========      ========

     Diluted Net Earnings per Share

                                                      2001           2000
                                                     --------      --------
     Reported Net Earnings.......................    $2.01          $2.23
     Add back: Goodwill Amortization (net of tax)      .36            .31
                                                     --------      --------
     Adjusted Net Earnings.......................    $2.37          $2.54
                                                     ========      ========

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company does not believe that implementation of this SFAS will have a material impact on its financial statements.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which supersedes SFAS No. 121. Though it retains the basic requirements of SFAS No. 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance. SFAS No. 144 applies to long-lived assets to be held and used or to be disposed of, including assets under capital leases of lessees; assets subject to operating leases of lessors; and prepaid assets. SFAS No. 144 also expands the scope of a discontinued operation to include a component of an entity, and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement was effective January 1, 2002. Implementation of this SFAS did not have a material impact on the Company's financial statements.

In April 2002, the FASB approved SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." SFAS No. 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. Under SFAS No. 145, classification of debt extinguishment depends on the facts and circumstances of the transaction. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company does not expect this SFAS to have a material impact on its financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than at the date of the entity's commitment to an exit plan. This statement is effective for exit and disposal activities that are initiated after December 31, 2002. Since adoption of this SFAS is prospective, the Company does not believe that the implementation of this SFAS will have a material impact on its financial statements.

In December 2002, the FASB issued Statement No. 148 (FAS 148), "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends FASB No. 123 (FAS 123), "Accounting for Stock-Based Compensation." FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of FAS 123 to require disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and disclosure provisions of FAS 148 will be effective for the Company's financial statements issued for the first quarter of 2003. As allowed by FAS 123, the Company follows the disclosure requirements of FAS 123, but continues to account for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", which results in no charge to earnings when options are issued at fair market value. Therefore, at this time, adoption of this statement will not have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to make additional disclosures in its interim and annual financial statements regarding the guarantor's obligations. In additions, FIN 45 requires, under certain circumstances, that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken when issuing the guarantee. The Company has adopted the disclosure requirements for the fiscal year ended December 31, 2002. The adoption of this interpretation did not have a material impact on the Company's financial statements.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information required by this item is included under Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                           Year Ended December 31,
                                                                                      -------------------------------------
                                                                                         2002          2001        2000
                                                                                       ----------   ----------  ----------
                                                                                      (in thousands, except per share data)
Sales................................................................................ $4,577,232    $3,782,444  $3,777,777
Cost of sales........................................................................  2,791,175     2,338,027   2,315,731
Selling, general and administrative expenses.........................................  1,091,208       872,680     909,897
Restructuring expenses...............................................................     (6,273)       69,726          --
                                                                                       ----------   ----------  ----------
Total operating expenses.............................................................  3,876,110     3,280,433   3,225,628
                                                                                       ----------   ----------  ----------
Operating profit.....................................................................    701,122       502,011     552,149
Interest expense, net................................................................     43,654        25,747      29,225
                                                                                       ----------   ----------  ----------
Earnings before income taxes.........................................................    657,468       476,264     522,924
Income taxes.........................................................................    223,327       178,599     198,711
                                                                                       ----------   ----------  ----------
Net earnings, before effect of accounting change and reduction of income tax reserves    434,141       297,665     324,213
Reduction of income tax reserves related to previously discontinued operation........     30,000            --          --
Effect of accounting change, net of tax, adoption of SFAS No. 142....................   (173,750)           --          --
                                                                                       ----------   ----------  ----------
Net earnings......................................................................... $  290,391    $  297,665  $  324,213
                                                                                       ==========   ==========  ==========

Basic net earnings per share:........................................................
   Net earnings before effect of accounting change and reduction of income tax
     reserves........................................................................ $     2.89    $     2.07  $     2.28
   Add: Reduction of income tax reserves.............................................       0.20            --          --
   Less: Effect of accounting change.................................................      (1.16)           --          --
                                                                                       ----------   ----------  ----------
   Net earnings...................................................................... $     1.93    $     2.07  $     2.28
                                                                                       ==========   ==========  ==========
Diluted net earnings per share:
   Net earnings before effect of accounting change and reduction of income tax
     reserves........................................................................ $     2.79    $     2.01  $     2.23
   Add: Reduction of income tax reserves.............................................       0.19            --          --
   Less: Effect of accounting change.................................................      (1.10)           --          --
                                                                                       ----------   ----------  ----------
   Net earnings...................................................................... $     1.88    $     2.01  $     2.23
                                                                                       ==========   ==========  ==========
Average common stock and common equivalent shares outstanding:
   Basic.............................................................................    150,224       143,630     142,469
   Diluted...........................................................................    158,482       151,848     145,499

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

                                                                                         As of December 31,
                                                                                       ----------------------
                                                                                          2002        2001
                                                                                       ----------  ----------
ASSETS                                                                                     (in thousands)
Current assets:
Cash and equivalents.................................................................. $  810,463  $  706,559
Trade accounts receivable, less allowance for doubtful accounts of $64,000 and $44,000    759,028     585,318
Inventories...........................................................................    485,587     408,236
Prepaid expenses and other............................................................    332,188     174,502
                                                                                       ----------  ----------
   Total current assets...............................................................  2,387,266   1,874,615
Property, plant and equipment, net....................................................    597,379     533,572
Other assets..........................................................................     36,796     119,639
Goodwill and other intangible assets..................................................  3,007,704   2,292,657
                                                                                       ----------  ----------
                                                                                       $6,029,145  $4,820,483
                                                                                       ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current portion of long-term debt................................... $  112,542  $   72,356
Trade accounts payable................................................................    366,587     235,501
Accrued expenses......................................................................    786,183     709,437
                                                                                       ----------  ----------
   Total current liabilities..........................................................  1,265,312   1,017,294
Other liabilities.....................................................................    556,812     455,270
Long-term debt........................................................................  1,197,422   1,119,333
Stockholders' equity:.................................................................
Common stock, one cent par value; 500,000 shares authorized;
  166,545 and 157,327 issued; 152,532 and 143,314 outstanding.........................      1,665       1,573
Additional paid-in capital............................................................    915,562     375,279
Accumulated other comprehensive income................................................   (105,973)    (69,736)
Retained earnings.....................................................................  2,198,345   1,921,470
                                                                                       ----------  ----------
   Total stockholders' equity.........................................................  3,009,599   2,228,586
                                                                                       ----------  ----------
                                                                                       $6,029,145  $4,820,483
                                                                                       ==========  ==========

The accompanying Notes to the Consolidated Financial Statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year Ended December 31,
                                                         ---------------------------------
                                                             2002        2001       2000
                                                         -----------  ---------  ---------
                                                                   (in thousands)
Cash flows from operating activities:
Net earnings............................................ $   290,391  $ 297,665  $ 324,213
Reduction of income tax reserves........................     (30,000)        --         --
Effect of change in accounting principle................     173,750         --         --
                                                         -----------  ---------  ---------
                                                             434,141    297,665    324,213
Depreciation and amortization...........................     129,565    178,390    149,721
Change in trade accounts receivable.....................      59,030    142,308    (15,926)
Change in inventories...................................      77,544     66,833    (38,451)
Change in accounts payable..............................      54,008    (38,138)       (81)
Change in other assets..................................     (71,536)   (62,641)   (78,599)
Change in accrued expenses and other liabilities........      27,595     24,054    171,368
                                                         -----------  ---------  ---------
   Total operating cash flows...........................     710,347    608,471    512,245
                                                         -----------  ---------  ---------
Cash flows from investing activities:
Payments for additions to property, plant and equipment.     (65,430)   (84,457)  (103,718)
Proceeds from disposals of property, plant and equipment      26,466      3,872     15,215
Cash paid for acquisitions..............................  (1,158,129)  (439,814)  (708,594)
Proceeds from divestitures..............................      52,562     32,826      1,800
                                                         -----------  ---------  ---------
   Net cash used in investing activities................  (1,144,531)  (487,573)  (795,297)
                                                         -----------  ---------  ---------
Cash flows from financing activities:
Proceeds from issuance of common stock..................     512,105     28,169     26,580
Dividends paid..........................................     (13,516)   (11,676)   (10,015)
Proceeds from debt borrowings...........................      37,528    517,564    340,409
Debt repayments.........................................     (19,820)  (107,048)   (74,319)
Purchase of treasury stock..............................          --    (17,299)   (82,174)
                                                         -----------  ---------  ---------
   Net cash provided by financing activities............     516,297    409,710    200,481
                                                         -----------  ---------  ---------
Effect of exchange rate changes on cash.................      21,791       (973)      (786)
                                                         -----------  ---------  ---------
Net change in cash and equivalents......................     103,904    529,635    (83,357)
Beginning balance of cash and equivalents...............     706,559    176,924    260,281
                                                         -----------  ---------  ---------
Ending balance of cash and equivalents.................. $   810,463  $ 706,559  $ 176,924
                                                         ===========  =========  =========

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                        Accumulated
                                                  Common Stock  Additional                 Other
                                                 --------------  Paid-in    Retained   Comprehensive Comprehensive
                                                 Shares  Amount  Capital    Earnings      Income        Income
                                                 ------- ------ ---------- ----------  ------------- -------------
                                                                          (in thousands)
Balance, December 31, 1999...................... 154,035 $1,540  $420,036  $1,321,283    $ (34,105)
Net earnings for the year.......................      --     --        --     324,213           --     $324,213
Dividends declared..............................      --     --        --     (10,015)          --           --
Common stock issued for options exercised.......   1,615     16    26,564          --           --           --
Purchase of treasury stock......................      --     --   (82,174)         --           --           --
Decrease from translation of foreign financial
  statements....................................      --     --        --          --      (25,025)     (25,025)
                                                 ------- ------  --------  ----------    ---------     --------
Balance, December 31, 2000...................... 155,650 $1,556  $364,426  $1,635,481    $ (59,130)    $299,188
                                                                                                       ========
Net earnings for the year.......................      --     --        --     297,665           --      297,665
Dividends declared..............................      --     --        --     (11,676)          --           --
Common stock issued for options exercised.......   1,677     17    28,152          --           --           --
Purchase of treasury stock......................      --     --   (17,299)         --           --           --
Decrease from translation of foreign financial
  statements....................................      --     --        --          --      (10,606)     (10,606)
                                                 ------- ------  --------  ----------    ---------     --------
Balance, December 31, 2001...................... 157,327 $1,573  $375,279  $1,921,470    $ (69,736)    $287,059
                                                                                                       ========
Net earnings for the year.......................      --     --        --     290,391           --      290,391
Dividends declared..............................      --     --        --     (13,516)          --           --
Sale of common stock............................   6,900     69   466,936          --           --           --
Common stock issued for options exercised.......   2,318     23    73,347          --           --           --
Increase from translation of foreign financial
  statements....................................      --     --        --          --       40,704       40,704
Minimum pension liability (net of tax benefit of
  $39,637)......................................      --     --        --          --      (76,941)     (76,941)
                                                 ------- ------  --------  ----------    ---------     --------
Balance, December 31, 2002...................... 166,545 $1,665  $915,562  $2,198,345    $(105,973)    $254,154
                                                 ======= ======  ========  ==========    =========     ========

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

(1)  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business--Danaher Corporation designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two business segments: Process/Environmental Controls and Tools and Components. The Process/Environmental Controls segment is a leading producer of environmental products, including water quality analytical instrumentation and leak detection systems for underground fuel storage tanks; compact professional electronic test tools; product identification equipment and consumables; retail petroleum automation products; and motion, position, speed, temperature, pressure, level, flow, particulate and power reliability and quality control and safety devices. In its Tools and Components Segment, the Company is a leading producer and distributor of general purpose mechanics' hand tools and automotive specialty tools, as well as of toolboxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, and hardware and components for the power generation and transmission industries.

Accounting Principles--The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventory Valuation--Inventories include material, labor and overhead and are stated principally at the lower of cost or market using the last-in, first-out method (LIFO).

Property, Plant and Equipment--Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives (3 to 35 years) of the depreciable assets.

Other Assets--Other assets include principally deferred income taxes, assets held for sale, noncurrent trade receivables and capitalized costs associated with obtaining financings which are amortized over the term of the related debt.

Fair Value of Financial Instruments--For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Goodwill and Other Intangible Assets--Goodwill and other intangible assets result from the Company's acquisition of existing businesses. In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, amortization of recorded goodwill balances ceased effective January 1, 2002, however amortization of certain intangible assets continues over the estimated useful lives of the identified asset. Amortization expense for all goodwill and other intangible assets was $8,177,000, $64,705,000 and $48,586,000 for the years ended December 31, 2002, 2001 and 2000, respectively. See Notes 2 and 16 for additional information. At December 31, 2002 and 2001, goodwill and other intangible assets includes other intangible assets, net of accumulated amortization, of $231,000,000 and $116,000,000, respectively. Other intangible assets consist primarily of tradenames, trademarks, patents and other proprietary technology.

Shipping and Handling--Shipping and handling costs are included as a component of cost of sales. Shipping and handling costs billed to customers are included in sales.

Revenue Recognition--The Company's standard terms of sale are FOB Shipping Point and, as such, the Company generally records revenue upon shipment and when any significant obligations to the customer have been fulfilled.

Foreign Currency Translation--Exchange adjustments resulting from foreign currency transactions are generally recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income within stockholders' equity. Net foreign currency transaction gains or losses are not material in any of the years presented.

Cash and Equivalents--The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Accumulated Other Comprehensive Income--Accumulated other comprehensive income consists of primarily cumulative foreign translation loss adjustments of $29,032,000, $69,736,000, and $59,130,000 for 2002,

2001 and 2000, respectively and a minimum pension liability loss adjustment of $76,941,000 (net of $39,637,000 tax benefit) recorded in 2002. (See Note 9)

Accounting for Stock Options--As described in Note 10, the Company accounts for the issuance of stock options under the intrinsic value method under Accounting Principles Board Statement Number 25, "Accounting for Stock Issued to Employees" and the disclosure requirements of FAS 123, "Accounting for Stock-Based Compensation."

New Accounting Pronouncements--See Note 16.

(2)  ACQUISITIONS AND DIVESTITURES:

The Company has completed numerous acquisitions of existing businesses during the years ended December 31, 2002, 2001 and 2000. These acquisitions have either been completed because of their strategic fit with an existing Company business or because they are of such a nature and size as to establish a new strategic platform for growth for the Company. All of the acquisitions during this time period have been additions to the Company's Process/Environmental Controls segment, have been accounted for as purchases and have resulted in the recognition of goodwill in the Company's financial statements. This goodwill arises because the purchase prices for these targets reflect a number of factors including the future earnings and cash flow potential of these target companies; the multiple to earnings, cash flow and other factors at which companies similar to the target have been purchased by other acquirers; the competitive nature of the process by which we acquired the target; and because of the complementary strategic fit and resulting synergies these targets bring to existing operations.

The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair market value of the acquired assets and liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities and learns more about the newly acquired business, it is able to refine the estimates of fair market value and more accurately allocate the purchase price. Examples of factors and information that we use to refine the allocations include: tangible and intangible asset appraisals; cost data related to redundant facilities; employee/personnel data related to redundant functions; product line integration and rationalization information; management capabilities; and information systems compatibilities. The only items considered for subsequent adjustment are items identified as of the acquisition date. The Company's acquisitions in 2002, 2001, and 2000 have not had any significant pre-acquisition contingencies (as contemplated by SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises") which were expected to have a significant effect on the purchase price allocation.

The Company also periodically disposes of existing operations that are not deemed to strategically fit with its ongoing operations or are not achieving the desired return on investment. The following briefly describes the Company's acquisition and divestiture activity for the above-noted periods.

On October 18, 2002, the Company acquired 100% of Thomson Industries, Inc. in a stock and asset acquisition, for approximately $147 million in cash including transaction costs (net of $2 million of acquired cash), an agreement to pay $15 million over the next 6 years, and additional maximum contingent consideration of up to $60 million cash based on the future performance of Thomson through December 31, 2005. Thomson is a leading U.S. producer of linear motion control products. The acquisition resulted in the recognition of goodwill of $78 million primarily related to the anticipated future earnings and cash flow potential of Thomson and its leadership in the motion industry. The future earnings and cash flow potential is expected to be enhanced through cost reduction activities as well as by potential synergies to be gained by integrating Thomson's operations with existing Danaher operations in complimentary product lines. The results of Thomson's operations have been included in the Company's Consolidated Statement of Earnings since October 18, 2002.

On February 25, 2002, the Company completed the divestiture of API Heat Transfer, Inc. to an affiliate of Madison Capital Partners for approximately $63 million (including $53 million in net cash and a note receivable in the principal amount of $10 million), less certain liabilities of API Heat Transfer, Inc. paid by the Company at closing and subsequent to closing. API Heat Transfer, Inc. was part of the Company's acquisition of American Precision Industries, Inc. and was recorded as an asset held for sale as of the time of the acquisition. No gain or loss was recognized at the time of sale.

On February 5, 2002, the Company acquired 100% of Marconi Data Systems, formerly known as Videojet Technologies ("Videojet"), from Marconi plc in a stock acquisition, for approximately $400 million in cash including transaction costs. Videojet is a worldwide leader in the market for non-contact product marking equipment and consumables. The acquisition resulted in the recognition of goodwill of $276 million primarily related to the anticipated future earnings and cash flow potential and worldwide leadership of Videojet in the product marking equipment and consumables market. Videojet represents a new strategic platform for Danaher and was acquired in a competitive acquisition process. The results of Videojet's operations have been included in the Company's Consolidated Statement of Earnings since

February 5, 2002.

On February 4, 2002, the Company acquired 100% of Viridor Instrumentation Limited ("Viridor") from the Pennon Group plc in a stock acquisition, for approximately $137 million in cash including transaction costs. Viridor is a global leader in the design and manufacture of analytical instruments for clean water, waste water, ultrapure water and other fluids and materials. The acquisition resulted in the recognition of goodwill of $109 million primarily related to the anticipated future earnings and cash flow potential of Viridor and its global leadership in the area of "process water" instrumentation. The future earnings and cash flow potential is expected to be enhanced through cost reduction activities as well as by potential synergies to be gained by integrating Viridor's operations with existing Danaher operations in complementary product lines. The results of Viridor's operations have been included in the Company's Consolidated Statement of Earnings since February 4, 2002.

On February 1, 2002, the Company acquired 100% of Marconi Commerce Systems, formerly known as Gilbarco ("Gilbarco"), from Marconi plc in a stock acquisition, for approximately $309 million in cash including transaction costs (net of $17 million of acquired cash). Gilbarco is a global leader in retail automation and environmental products and services. The acquisition resulted in the recognition of goodwill of $226 million primarily related to the anticipated future earnings and cash flow potential of Gilbarco and its worldwide leadership in retail automation and environmental products and services. The future earnings and cash flow potential is expected to be enhanced through cost reduction activities as well as the potential synergies to be gained by integrating Gilbarco's operations with existing Danaher subsidiaries in complementary product lines. The results of Gilbarco's operations have been included in the Company's Consolidated Statement of Earnings since February 1, 2002.

In addition, during the year ended December 31, 2002, the Company acquired 8 smaller companies, for total consideration of approximately $166 million in cash including transaction costs. These companies were all acquired to complement existing units of the Process/Environmental Controls segment. Each of these 8 companies individually has less than $60 million in annual revenues and were purchased for a price of less than $75 million.

On January 2, 2001, the Company acquired 100% of the assets of United Power Corporation ("UPC") from UPC for approximately $108 million in cash including transaction costs. UPC operates in the power conditioning industry and manufactures products ranging from high isolation transformers to rotary uninterruptible power supply systems. The acquisition resulted in the recognition of goodwill of $102 million. The results of operations for UPC have been included in the Company's Consolidated Statement of Earnings since January 2, 2001.

The Company acquired 11 smaller companies during 2001 for total cash consideration of approximately $343 million including transaction costs. In general, each company is a manufacturer and assembler of light electronic control and instrumentation products, in markets including electronic and network test, aerospace, industrial controls, and water quality. These companies were all acquired to complement existing units of the Process/Environmental Controls segment. Each of these 11 companies individually has less than $50 million in annual revenues and were purchased for a price of less than $70 million.

The Company also disposed of two small product lines during 2001, yielding cash proceeds of approximately $33 million. There were no material gains or losses recognized on the sale of these product lines.

In 2000, the Company acquired three businesses to form the core of its new Motion strategic platform, American Precision Industries, Kollmorgen Corporation and the motion businesses of Warner Electric Company (the "Motion acquisition"). These businesses all brought different products and capabilities to the Company and have been integrated to form the Company's Motion business. These acquisitions resulted in the recognition of goodwill of $578 million.

On July 3, 2000, the Company acquired 100% of the assets of the motion businesses of Warner Electric Corporation ("Warner") for approximately $147 million cash including transaction costs. The results of operations for Warner have been included in the Company's Consolidated Statement of Earnings since July 3, 2000. These businesses were purchased from an entity controlled by Steven M. Rales and Mitchell P. Rales, the Company's Chairman of the Board and Chairman of the Executive Committee, respectively. The transaction was unanimously recommended by an independent committee of the Company's Board of Directors, who received an opinion from an independent financial advisor as to the fairness of the transaction.

On June 20, 2000, the Company acquired 100% of the common stock of Kollmorgen Corporation ("Kollmorgen") for approximately $267 million cash including transaction costs. The Company also assumed debt with a fair market value of approximately $95 million in connection with this acquisition. Kollmorgen operates in the motion industry. The results of operations for Kollmorgen have been included in the Company's Consolidated Statement of Earnings since June 20, 2000.

On March 27, 2000, the Company acquired 100% of the common stock of American Precision Industries ("API") for approximately $186 million cash including transaction costs. The Company also assumed debt with a fair market value of approximately $60 million in connection with this acquisition. API operates in the motion industry. The results of operations for API have been included in the Company's Consolidated Statement of Earnings since March 27, 2000.

The Company acquired 5 smaller companies during 2000 for total cash consideration of approximately $109 million including transaction costs. In general, each company is a manufacturer and assembler of light electronic control and instrumentation products, in market segments including electronic and network test, aerospace, environmental controls, and water quality. These companies were all acquired to complement existing units of the Process/Environmental Controls segment. Each of these 5 companies individually has less than $50 million in annual revenues and was acquired for a purchase price of less than $50 million.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for each significant acquisition consummated during 2002, 2001 and 2000 (in thousands):

2002 Acquisitions

                                                    Thomson  VideoJet   Viridor  Gilbarco  All Others    Total
                                                   --------  --------  --------  --------  ---------- ----------
Accounts Receivable............................... $ 21,665  $ 61,206  $ 12,747  $ 97,888   $ 20,827  $  214,333
Inventory.........................................   32,211    24,759    14,462    49,455     18,863     139,750
Property, Plant and Equipment.....................   31,417    36,880     8,181    48,636      6,779     131,893
Goodwill..........................................   78,353   275,612   108,918   225,513    146,008     834,404
Other Intangible Assets, primarily Trade Names and
  Patents.........................................   20,670    50,600     7,400    30,800     13,756     123,226
Accounts Payable..................................  (11,709)   (9,725)   (3,884)  (37,521)    (7,653)    (70,492)
Other Assets and Liabilities, net.................  (25,282)  (16,692)  (10,971)  (82,001)   (31,903)   (166,849)
Assumed Debt......................................       --   (23,839)       --   (23,369)      (928)    (48,136)
                                                   --------  --------  --------  --------   --------  ----------
Net Cash Consideration............................ $147,325  $398,801  $136,853  $309,401   $165,749  $1,158,129
                                                   ========  ========  ========  ========   ========  ==========

2001 Acquisitions

                                                              UPC    All Others   Total
                                                           --------  ---------- --------
Accounts Receivable....................................... $  8,502   $ 33,484  $ 41,986
Inventory.................................................    6,054     46,331    52,385
Property, Plant and Equipment.............................      331     32,867    33,198
Goodwill..................................................  101,705    267,555   369,260
Other Intangible Assets, primarily Trade Names and Patents       --     17,000    17,000
Accounts Payable..........................................   (3,742)   (10,448)  (14,190)
Other Assets and Liabilities, net *.......................   (5,287)   (50,478)  (55,765)
Assumed Debt..............................................       --     (4,060)   (4,060)
                                                           --------   --------  --------
Net Cash Consideration.................................... $107,563   $332,251  $439,814
                                                           ========   ========  ========

2000 Acquisitions

                                            Motion
                                            Group    All Others   Total
                                          ---------  ---------- ---------
      Accounts Receivable................ $ 123,399   $ 15,526  $ 138,925
      Inventory..........................    75,585     11,315     86,900
      Property, Plant and Equipment......    91,960      8,325    100,285
      Goodwill...........................   577,996     87,998    665,994
      Accounts Payable...................   (41,087)    (8,415)   (49,502)
      Other Assets and Liabilities, net *   (72,263)    (6,556)   (78,819)
      Assumed Debt.......................  (155,189)        --   (155,189)
                                          ---------   --------  ---------
      Net Cash Consideration............. $ 600,401   $108,193  $ 708,594
                                          =========   ========  =========

--------
* Included in other assets and liabilities is approximately $11 million and $1 million of accrued transaction costs related to 2001 and 2000 acquisitions, respectively.

As of December 31, 2002, the Company does not anticipate further material adjustments to the purchase price allocations of any of the above transactions with the exception of Thomson, the acquisition of which was consummated in the fourth quarter of 2002. The Company is continuing to evaluate Thomson's operations to determine the cost estimates for any integration activities to be undertaken and will adjust the estimated amounts accrued for these activities by no later than fourth quarter of 2003. The Company is also waiting on cost estimates with respect to exiting various lease obligations of Thomson which will require adjustment.

The unaudited pro forma information for the periods set forth below gives effect to the above noted acquisitions as if they had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (unaudited, in thousands except per share amounts):

                                                                                    2002       2001
                                                                                 ---------- ----------
Net sales....................................................................... $4,868,397 $5,147,556
Net earnings before change in accounting principle and reversal of income tax
  reserves......................................................................    430,521    287,760
Net earnings....................................................................    286,771    287,760
Diluted earnings per share before change in accounting principle and reversal of
  income tax reserves...........................................................       2.77       1.94
Diluted earnings per share......................................................       1.86       1.94

In connection with its acquisitions, the Company assesses and formulates a plan related to the future integration of the acquired entity. This process begins during the due diligence process and is concluded within twelve months of the acquisition. The Company accrues estimates for certain costs, related primarily to personnel reductions and facility closures or restructurings, anticipated at the date of acquisition, in accordance with Emerging Issues Task Force Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Adjustments to these estimates are made up to 12 months from the acquisition date as plans are finalized. To the extent these accruals are not utilized for the intended purpose, the excess is recorded as a reduction of the purchase price, typically by reducing recorded goodwill balances. Costs incurred in excess of the recorded accruals are expensed as incurred. While the Company is still finalizing its exit plans with respect to certain of its acquisitions, it does not anticipate significant changes to the current accrual levels related to any acquisitions completed prior to the date of this report with the exception of Thomson, as indicated above.

Accrued liabilities associated with these exit activities include the following (in thousands, except headcount):

                                             Motion      United
                                             Group        Power                                           All
                                          Acquisitions Corporation Videojet Viridor  Gilbarco  Thomson   Others    Total
                                          ------------ ----------- -------- -------  --------  -------  -------  --------
Planned Headcount Reduction:
Accrual related to 2000 acquisitions.....         62         --         --       --        --       --      344       406
Reductions in 2000.......................        (46)        --         --       --        --       --      (60)     (106)
Adjustments to previously provided
  reserves...............................         --         --         --       --        --       --       --        --
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2000................         16         --         --       --        --       --      284       300
                                            --------      -----    -------  -------  --------  -------  -------  --------
Accrual related to 2001 acquisitions.....         --         29         --       --        --       --      413       442
Reductions in 2001.......................       (648)       (19)        --       --        --       --     (189)     (856)
Adjustments to previously provided
  reserves...............................      1,814         --         --       --        --       --       62     1,876
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2001................      1,182         10         --       --        --       --      570     1,762
                                            --------      -----    -------  -------  --------  -------  -------  --------
Accrual related to 2002 acquisitions.....         --         --        223      147       640      990      252     2,252
Reductions in 2002.......................       (456)       (10)      (217)    (105)     (369)     (54)    (628)   (1,839)
Adjustments to previously provided
  reserves...............................       (726)        --         --       --        --       --      (40)     (766)
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2002................         --         --          6       42       271      936      154     1,409
                                            ========      =====    =======  =======  ========  =======  =======  ========

Involuntary Employee Termination
  Benefits:
Accrual related to 2000 acquisitions.....   $ 22,148         --         --       --        --       --  $ 1,685  $ 23,833
Costs incurred in 2000...................     (3,538)        --         --       --        --       --     (489)   (4,027)
Adjustments to previously provided
  reserves...............................         --         --         --       --        --       --       --        --
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2000................     18,610         --         --       --        --       --    1,196    19,806
                                            --------      -----    -------  -------  --------  -------  -------  --------
Accrual related to 2001 acquisitions.....         --         33         --       --        --       --   10,239    10,272
Costs incurred in 2001...................    (21,717)      (136)        --       --        --       --   (5,621)  (27,474)
Adjustments to previously provided
  reserves...............................     36,352        168         --       --        --       --    3,642    40,162
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2001................     33,245         65         --       --        --       --    9,456    42,766
                                            --------      -----    -------  -------  --------  -------  -------  --------
Accrual related to 2002 acquisitions.....         --         --      8,367    3,694    27,322   16,771    5,665    61,819
Costs incurred in 2002...................    (14,643)       (65)    (6,754)  (2,099)  (11,255)    (230)  (8,253)  (43,299)
Adjustments to previously provided
  reserves...............................    (11,937)        --         --       --        --       --    2,586    (9,351)
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2002................   $  6,665      $  --    $ 1,613  $ 1,595  $ 16,067  $16,541  $ 9,454  $ 51,935
                                            ========      =====    =======  =======  ========  =======  =======  ========

Facility Closure and Restructuring Costs:
Accrual related to 2000 acquisitions.....   $ 15,000         --         --       --        --       --  $ 1,331  $ 16,331
Costs incurred in 2000...................         --         --         --       --        --       --     (682)     (682)
Adjustments to previously provided
  reserves...............................         --         --         --       --        --       --       --        --
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2000................     15,000         --         --       --        --       --      649    15,649
Accrual related to 2001 acquisitions.....         --        245         --       --        --       --    8,179     8,424
Costs incurred in 2001...................     (7,753)        --         --       --        --       --   (3,188)  (10,941)
Adjustments to previously provided
  reserves...............................     12,990         --         --       --        --       --      754    13,744
                                            --------      -----    -------  -------  --------  -------  -------  --------
Balance December 31, 2001................     20,237        245         --       --        --       --    6,394    26,876
                                            --------      -----    -------  -------  --------  -------  -------  --------
Accrual related to 2002 acquisitions.....         --         --      2,166    3,578     3,190    7,582   20,272    36,788

Costs incurred in 2002.....................   (3,102)  (126)  (1,252)  (1,189)   (617)  (1,158)  (11,982)  (19,426)
Adjustments to previously provided reserves  (15,000)    --       --       --      --       --     5,671    (9,329)
                                            --------  -----  -------  -------  ------  -------  --------  --------
Balance December 31, 2002.................. $  2,135  $ 119  $   914  $ 2,389  $2,573  $ 6,424  $ 20,355  $ 34,909
                                            ========  =====  =======  =======  ======  =======  ========  ========

In 2001, the Company recorded purchase price adjustments related to Motion acquisition in 2000 primarily related to finalization of the cost estimates for severance and facility closure costs associated with its integration activities ($49 million) and the determinations of the fair values of the assets and liabilities acquired including accounts receivable, inventories and warranty costs ($54 million). These adjustments increased goodwill by approximately $103 million. In 2002, the Company recorded a reduction of goodwill related to these acquisitions of approximately $27 million, which had no impact on net earnings. This reduction related to reserves that were not necessary and reserves associated with facilities that were not closed due to unexpected delays in commencing certain planned integration activities. Involuntary employee termination benefits are presented as a component of the Company's compensation and benefits accrual included in accrued expenses in the accompanying balance sheet. Facility closure and restructuring costs are separately reflected in other accrued expenses.

(3)  RESTRUCTURING CHARGE:

In the fourth quarter of 2001, the Company recorded a restructuring charge of $69.7 million ($43.5 million after tax, or $0.29 per share). During the fourth quarter of 2001, management determined that it would restructure certain of its product lines, principally its drill chuck, power quality and industrial controls divisions, to improve financial performance. The primary objective of the restructuring plan was to reduce operating costs by consolidating, eliminating and/or downsizing existing operating locations. No significant product lines were discontinued. Severance costs for the termination of approximately 1,100 employees approximated $49 million. These employees included all classes of employees, including hourly direct, indirect salaried and management personnel, at the affected facilities. Approximately $16 million of the charge was to impair assets associated with the closure of 16 manufacturing and distribution facilities in North America and Europe. The assets impaired were principally equipment and leasehold improvements associated with the 16 facilities to be closed. The remainder of the charge was for other exit costs including lease termination costs. Approximately $25.5 million of the $69.7 million charge related to our Tools and Components segments and approximately $44.2 million of the charge related to our Process/Environmental Controls segment.

Due to minor changes to the original restructuring plan and to costs incurred being less than estimated, in December 2002, the Company adjusted its restructuring reserves accrued as part of the fourth quarter 2001 restructuring charge by approximately $6.3 million ($4.1 million after tax, or $0.03 per share).

In conjunction with the closing of the facilities, approximately $4 million of inventory was written off as unusable in future operating locations. This inventory consisted principally of component parts and raw materials, which were either redundant to inventory at the facilities being merged and/or were not economically feasible to relocate since the inventory was purchased to operate on equipment and tooling which was not being relocated. The inventory write-off was included in cost of sales in the fourth quarter of 2001 and was not part of the restructuring charge.

The table below presents a rollforward of the activity in the restructuring accrual.

                                                                           Lease
                                                                        Termination
                                                 Employee  Impairment    and Other
                                     Headcount  Separation of Facility Restructuring
                                     Reductions   Costs      Assets        Costs       Total
                                     ---------- ---------- ----------- ------------- --------
                                                 (in thousands, except headcount)
Total Restructuring Charge..........   1,120     $ 49,000   $ 15,700      $ 5,000    $ 69,700
Amounts Expended/ Recognized in 2001     (67)      (3,300)   (15,035)          --     (18,335)
                                       -----     --------   --------      -------    --------
Balance at December 31, 2001........   1,053       45,700        665        5,000      51,365
Amounts Expended in 2002............    (934)     (31,118)      (665)      (2,367)    (34,150)
Amounts Reversed in 2002............      --       (6,273)        --           --      (6,273)
                                       -----     --------   --------      -------    --------
Balance at December 31, 2002........     119     $  8,309   $     --      $ 2,633    $ 10,942
                                       =====     ========   ========      =======    ========

(4)  EARNINGS PER SHARE (EPS):

Basic EPS is calculated by dividing earnings by the weighted-average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all potential dilutive common shares outstanding during the period. Information related to the calculation of earnings per share of common stock before the effect of the accounting change and reduction of income tax reserves related to a previously discontinued operation is summarized as follows:


                                                                           For the Year Ended December 31, 2002,
                                                                        -------------------------------------------
                                                                        Net Earnings Before
                                                                         the Effect of the
                                                                         Accounting Change
                                                                         and Reduction of
                                                                        Income Tax Reserves    Shares     Per Share
                                                                            (Numerator)     (Denominator)  Amount
                                                                        ------------------- ------------- ---------
                                                                         (in thousands, except per share amounts)
Basic EPS..............................................................      $434,141          150,224      $2.89
Adjustment for interest on convertible debentures......................         7,901               --
Incremental shares from assumed exercise of dilutive options...........            --            2,227
Incremental shares from assumed conversion of the convertible debenture            --            6,031
                                                                             --------          -------
Diluted EPS............................................................      $442,042          158,482      $2.79
                                                                             ========          =======      =====

                                                                           For the Year Ended December 31, 2001
                                                                        -------------------------------------------
                                                                           Net Earnings        Shares     Per Share
                                                                            (Numerator)     (Denominator)  Amount
                                                                        ------------------- ------------- ---------
Basic EPS..............................................................      $297,665          143,630      $2.07
Adjustment for interest on convertible debentures......................         7,246               --
Incremental shares from assumed exercise of dilutive options...........            --            2,618
Incremental shares from assumed conversion of the convertible debenture            --            5,600
                                                                             --------          -------
Diluted EPS............................................................      $304,911          151,848      $2.01
                                                                             ========          =======      =====

                                                                           For the Year Ended December 31, 2000
                                                                        -------------------------------------------
                                                                           Net Earnings        Shares     Per Share
                                                                            (Numerator)     (Denominator)  Amount
                                                                        ------------------- ------------- ---------
Basic EPS..............................................................      $324,213          142,469      $2.28
Incremental shares from assumed exercise of dilutive options...........            --            3,030
                                                                             --------          -------
Diluted EPS............................................................      $324,213          145,499      $2.23
                                                                             ========          =======      =====

(5)  INVENTORY:

The major classes of inventory are summarized as follows (in thousands):

                              December 31, 2002 December 31, 2001
                              ----------------- -----------------
              Finished goods.     $165,061          $131,316
              Work in process      119,872            95,119
              Raw material...      200,654           181,801
                                  --------          --------
                                  $485,587          $408,236
                                  ========          ========

If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $5,947,000 and $12,229,000 higher at December 31, 2002 and 2001, respectively.

(6)  PROPERTY, PLANT AND EQUIPMENT:

The major classes of property, plant and equipment are summarized as follows (in thousands):

                                     December 31, 2002 December 31, 2001
                                     ----------------- -----------------
       Land and improvements........    $   37,802        $   31,641
       Buildings....................       350,293           287,655
       Machinery and equipment......     1,041,206           945,698
                                        ----------        ----------
                                         1,429,301         1,264,994
       Less accumulated depreciation      (831,922)         (731,422)
                                        ----------        ----------
                                        $  597,379        $  533,572
                                        ==========        ==========

(7)  FINANCING:

Financing consists of the following (in thousands):

                                              December 31, 2002 December 31, 2001
                                              ----------------- -----------------
Notes payable due 2008.......................    $  250,000        $  250,000
Notes payable due 2005.......................       314,760           266,850
Notes payable due 2003.......................        30,000            30,000
Zero-coupon convertible senior notes due 2021       541,737           529,096
Uncommitted lines of credit..................            --            10,000
Other........................................       173,467           105,743
                                                 ----------        ----------
                                                  1,309,964         1,191,689
Less--currently payable......................       112,542            72,356
                                                 ----------        ----------
                                                 $1,197,422        $1,119,333
                                                 ==========        ==========

The Notes due 2008 were issued in October 1998 at an average interest cost of 6.1%. The fair value of the 2008 Notes, after taking into account the interest rate swaps discussed below, is approximately $264 million at December 31, 2002. In January 2002, the Company entered into two interest rate swap agreements for the term of the notes due 2008 having a notional principal amount of $100 million whereby the effective net interest rate on $100 million of the Notes will be the six-month LIBOR rate plus approximately .425%. Rates are reset twice per year. At December 31, 2002, the net interest rate on $100 million of the Notes was 2.15% after giving effect to the interest rate swap agreement. In accordance with SFAS No. 133 ("Accounting for Derivative Instruments and Hedging Activities", as amended), the Company accounts for these swap agreements as fair value hedges. Since these instruments qualify as "effective" or "perfect" hedges, they will have no impact on net income or stockholders' equity.

The Notes due 2005 (the Eurobond Notes), with a stated amount of EU 300 million were issued in July 2000 and bear interest at 6.25% per annum. The fair value of the Eurobond Notes is approximately $331 million at December 31, 2002.

The Notes due 2003 had an original average life of approximately 10 years and an average interest cost of 7%. The carrying amount approximates fair value.

In January 2001, the Company issued $830 million (value at maturity) in zero-coupon convertible senior notes due 2021 known as Liquid Yield Option Notes or LYONs. The net proceeds to the Company were approximately $505 million. The LYONs are convertible into approximately 6.0 million common shares of the Company, and carry a yield to maturity of 2.375% (with contingent interest payable as described below). Holders of the LYONs may convert each of their LYONs into 7.2676 shares of Danaher common stock (in the aggregate for all LYONs, approximately 6.0 million shares of Danaher common stock) at any time on or before the maturity date of January 22, 2021. The Company may redeem all or a portion of the LYONs for cash at any time on or after January 22, 2004. Holders may require the Company to purchase all or a portion of the notes for cash and/or Company common stock, at the Company's option, on January 22, 2004 or on January 22, 2011. The Company will pay contingent interest to the holders of LYONs during any six-month period commencing after January 22, 2004 if the average market price of a LYON for a measurement period preceding such six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. Except for the contingent interest described above, the

Company will not pay interest on the LYONs prior to maturity. The fair value of the LYONs notes is approximately $558 million at December 31, 2002.

The borrowings under uncommitted lines of credit are principally short-term borrowings payable upon demand. The carrying amount approximates fair value. The weighted-average interest rate for short-term borrowings under the uncommitted lines of credit was 5.0% and 6.2% at December 31, 2001 and 2000. There were no outstanding amounts under uncommitted lines of credit at December 31, 2002.

The Company also has a bank credit facility which provides revolving credit through June 26, 2006, of up to $500 million. The facility provides funds for general corporate purposes at an interest rate of a Eurocurrency rate plus .21% to .70%, depending on the Company's current debt rating. There were no borrowings under bank facilities during the three years ended December 31, 2002. The Company is charged a fee of .065% to .175% per annum for the facility, depending on the Company's current debt rating. Commitment and facility fees of $406,000, $301,000 and $190,000 were incurred in 2002, 2001 and 2000, respectively.

The Company has complied with all debt covenants, including limitations on secured debt and debt levels. None of the Company's debt instruments contain trigger clauses requiring the Company to repurchase or pay off its debt if rating agencies downgrade the Company's debt rating.

The minimum principal payments during the next five years are as follows: 2003
- $112,542,000; 2004 - $68,465,000; 2005 - $317,484,000; 2006 - $2,865,000;
2007 - $2,927,000; and $805,681,000 thereafter.

The Company made interest payments of $44,024,000, $38,789,000 and $21,057,000 in 2002, 2001 and 2000, respectively.

(8) ACCRUED EXPENSES AND OTHER LIABILITIES:

Selected accrued expenses and other liabilities include the following (in thousands):

                                                     December 31, 2002   December 31, 2001
                                                    ------------------- -------------------
                                                    Current  Noncurrent Current  Noncurrent
                                                    -------- ---------- -------- ----------
Compensation and benefits.......................... $308,156  $134,760  $157,516  $ 71,959
Claims, including self-insurance and litigation....   33,011    61,306    44,951    79,468
Postretirement benefits............................    7,000   100,800     5,000    74,600
Environmental and regulatory compliance............   32,094    82,528    36,202    62,541
Taxes, income and other............................  110,142   133,247   146,717   148,209
Sales and product allowances.......................   53,443        --    51,063        --
Warranty...........................................   46,539    14,696    30,542    10,180
Restructuring costs (See Note 3)...................   10,942        --    51,365        --
Other, individually less than 5% of overall balance  184,856    29,475   186,081     8,313
                                                    --------  --------  --------  --------
                                                    $786,183  $556,812  $709,437  $455,270
                                                    ========  ========  ========  ========

Approximately $58 million of accrued expenses and other liabilities were guaranteed by bank letters of credit as of December 31, 2002.

(8)  PENSION AND EMPLOYEE BENEFIT PLANS:

The Company has noncontributory defined benefit pension plans which cover certain of its domestic hourly employees. Benefit accruals under most of these plans have ceased, and pension expense for defined benefit plans is not significant for any of the periods presented. It is the Company's policy to fund, at a minimum, amounts required by the Internal Revenue Service.

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for some of its retired employees. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company. The following sets forth the funded status of the plans as of the most recent actuarial valuations using a measurement date of September 30 (in millions):

                                                Pension Benefits  Other Benefits
                                                --------------   ---------------
                                                 2002     2001     2002    2001
                                                ------   ------  -------  ------
Change in benefit obligation
Benefit obligation at beginning of year........ $333.5   $322.5  $  78.7  $ 67.0
Service cost...................................   18.5      9.7      1.1     0.6
Interest cost..................................   33.5     24.0      9.4     5.0
Amendments.....................................  (14.1)      --      0.5      --
Actuarial loss.................................   19.9      4.1     39.9    12.7
Acquisitions...................................  168.4       --     24.9      --
Benefits paid..................................  (33.1)   (26.8)    (7.5)   (6.6)
                                                ------   ------  -------  ------
Benefit obligation at end of year..............  526.6    333.5    147.0    78.7

Change in plan assets
Fair value of plan assets at beginning of year.  352.7    421.5       --      --
Actual return on plan assets...................  (45.8)   (42.1)      --      --
Employer contribution..........................    0.5      0.1       --      --
Acquisition....................................  172.6       --
Benefits paid..................................  (33.1)   (26.8)      --      --
                                                ------   ------  -------  ------
Fair value of plan assets at end of year.......  446.9    352.7       --      --
Funded status..................................  (79.7)    19.2   (147.0)  (78.7)
Accrued contribution...........................     --       --      2.0     1.7
Unrecognized transition obligation.............   (0.3)    (0.4)      --      --
Unrecognized loss (gain).......................  175.5     61.7     36.9    (1.7)
Unrecognized prior service cost................  (26.9)   (14.8)     0.3    (0.9)
                                                ------   ------  -------  ------
Prepaid (accrued) benefit cost................. $ 68.6   $ 65.7  $(107.8) $(79.6)
                                                ======   ======  =======  ======

Weighted-average assumptions as of December 31:
   Discount rate...............................    7.0%     7.5%     7.0%    7.5%
   Expected return on plan assets..............    9.0%    10.0%      --      --

For measurement purposes, an eleven percent and ten percent annual rate of increase in the per capita cost of covered health care benefits was assumed in 2003 and 2004, respectively. The rate was assumed to decrease to six percent by 2008 and remain at that level thereafter.

                                             Pension Benefits Other Benefits
                                             --------------   ------------
                                              2002     2001    2002    2001
                                             ------   ------  -----   -----
     Components of net periodic benefit cost
     Service cost........................... $ 18.5   $  9.7  $ 1.1   $ 0.6
     Interest cost..........................   33.5     24.0    9.4     5.0
     Expected return on plan assets.........  (48.1)   (39.7)    --      --
     Amortization of transition obligation..   (0.1)    (0.2)    --      --
     Amortization of (gain) loss............     --     (0.6)   1.3    (0.6)
     Amortization of prior service cost.....   (1.9)    (1.9)   (.7)   (1.0)
                                             ------   ------  -----   -----
     Net periodic (benefit) cost............ $  1.9   $ (8.7) $11.1   $ 4.0
                                             ======   ======  =====   =====

The Company acquired Gilbarco, Inc. on February 1, 2002, Videojet Technologies on February 5, 2002, Viridor Instrumentation Limited on February 4, 2002 and Thomson Industries on October 18, 2002, including each of their pension and post retirement plans.

The Company acquired Kollmorgen Corporation on June 20, 2000, including their pension and postretirement benefit plans. The Company acquired American Precision Industries on March 27, 2000, including their pension plans.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                        One-Percentage One-Percentage
                                                        Point Increase Point Decrease
                                                        -------------- --------------
Effect on total of service and interest cost components     $ 1.2          $ (1.0)
Effect on postretirement benefit obligation............      14.7           (12.7)

Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide funding based on a percentage of compensation.

Pension expense for all plans amounted to $45,490,000, $38,002,000, and $36,555,000 for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, due to declining investment returns on the Company's plan assets, the Company recorded a $76,941,000 minimum pension liability adjustment (net of tax benefit of $39,637,000). In accordance with SFAS No. 87, "Employers' Accounting for Pensions", the Company recorded the charge as a direct adjustment to stockholders' equity and thus, does not impact net income, but is included in comprehensive income. For 2003, the Company anticipates lowering the expected long-term rate of return assumption from 9% to 8.5% for the Company's defined benefit pension plans. The Company anticipates there will be no funding requirements for the defined benefit plans in 2003.

(10)  STOCK TRANSACTIONS:

On July 1, 2002, the Company amended its certificate of incorporation to increase its authorized number of shares of common stock from 300,000,000 to 500,000,000 shares. This amendment was approved by the Company's shareholders at its May 7, 2002 annual meeting.

On March 8, 2002, the Company completed the issuance of 6.9 million shares of the Company's common stock for net proceeds to the Company of $467 million.

On March 1, 2001, the Company's Board of Directors authorized an increase in the number of common shares to be issued under the Company's non-qualified stock option plan to 22.5 million from 15.0 million. The Company's stockholders approved this increase in May 2001. Under the plan, options are granted at not less than existing market prices, expire ten years from the date of grant and generally vest ratably over a five-year period.

Changes in stock options were as follows:

                                                                      Number of Shares
                                                                        Under Option
                                                            -------------------------------------
                                                            (in thousands, except per share data)
Outstanding at December 31, 1999 (average $20.48 per share)                10,217
Granted (average $52.56 per share).........................                 3,268
Exercised (average $12.95 per share).......................                (1,615)
Cancelled (average $23.59 per share).......................                (1,119)
                                                                           ------
Outstanding at December 31, 2000 (average $31.65 per share)                10,751
Granted (average $48.21 per share).........................                 1,546
Exercised (average $14.13 per share).......................                (1,677)
Cancelled (average $49.17 per share).......................                  (597)
                                                                           ------
Outstanding at December 31, 2001 (average $38.28 per share)                10,023
Granted (average $62.37 per share).........................                 1,524
Exercised (average $22.38 per share).......................                (1,872)
Cancelled (average $47.24 per share).......................                  (275)
                                                                           ------
Outstanding at December 31, 2002
(at $7.97 to $69.98 per share, average $45.09 per share)...                 9,400
                                                                           ======

As of December 31, 2002, options with a weighted average remaining life of 5.0 years covering 3,581,927 shares were exercisable at $7.97 to $68.31 per share (average $32.80 per share) and options covering 5,864,000 shares remain available to be granted.

Options outstanding at December 31, 2002 are summarized below:

                                Outstanding               Exercisable
                       ------------------------------ --------------------
                                   Average   Average              Average
                         Shares    Exercise Remaining   Shares    Exercise
      Exercise Price   (thousands)  Price     Life    (thousands)  Price
      --------------   ----------- -------- --------- ----------- --------
      $ 7.97 to $11.75      397     $10.49   1 year        397     $10.49
      $15.63 to $20.88      333      16.53   3 years       333      16.53
      $21.25 to $32.22    1,466      25.33   4 years     1,466      25.33
      $35.19 to $59.59    4,926      46.89   8 years     1,104      46.65
      $60.38 to $69.98    2,278      64.11   9 years       282      68.02

Nonqualified options have been issued only at fair market value exercise prices as of the date of grant during the periods presented herein, and the Company's policy does not recognize compensation costs for options of this type. The pro-forma costs of these options granted have been calculated using the Black-Scholes option pricing model and assuming a 3.3% risk-free interest rate, a 8-year life for the option, a 33.79% expected volatility and dividends at the current annual rate. The weighted-average grant date fair market value of options issued was $28 per share in 2002, $27 per share in 2001, and $32 per share in 2000. Had this method been used in the determination of income, net earnings would have decreased by approximately $21.0 million in 2002, $20.3 million in 2001, and $17.9 million in 2000 and diluted earnings per share would have decreased by $.13 in 2002, $.13 in 2001, and $.12 in 2000. These proforma amounts may not be representative of the effects on proforma net earnings for future years.

During 2002, the Company issued approximately 400,000 shares of the Company's common stock to a former officer of the Company pursuant to a previously existing employment contract, earned in prior years. These amounts are included as a component of common stock issued for options exercised in the Consolidated Statement of Stockholders' Equity.

In the third and fourth quarters of 2001, the Company repurchased 375,500 shares of the Company's common stock for total consideration of $17.3 million. In the first quarter of 2000, the Company repurchased 2,042,300 shares of the Company's common stock for total consideration of $82.2 million.

(11)  LEASES AND COMMITMENTS:

The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $54,000,000 in 2003, $43,000,000 in 2004, $35,000,000 in
2005, $30,000,000 in 2006, $26,000,000 in 2007, and $73,000,000 thereafter.
Total rent expense charged to income for all operating leases was $56,000,000, $42,000,000, and $35,000,000, for the years ended December 31, 2002, 2001, and
2000, respectively.

(12)  LITIGATION AND CONTINGENCIES:

Certain of the Company's operations are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the generation, treatment, use, storage and disposal of solid and hazardous wastes. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. The Company believes that it is in substantial compliance with applicable environmental, health and safety laws and regulations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Company's capital expenditures, earnings or competitive position.

In addition to environmental compliance costs, the Company may incur costs related to alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. In addition to clean-up actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of or exposure to hazardous substances. The Company has received notification from the U.S. Environmental Protection Agency, and from state and foreign environmental agencies, that conditions at a number of sites where the Company and others disposed of hazardous wastes require clean-up and other possible remedial action and may be the basis for monetary sanctions, including sites where the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company has projects underway at several current and former manufacturing facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. In particular, Joslyn Manufacturing Company ("JMC"), a subsidiary of the Company, previously operated wood treating facilities that chemically preserved utility poles, pilings and railroad ties. All such treating operations were discontinued or sold prior to 1982. These facilities used wood preservatives that included creosote, pentachlorophenol and chromium-arsenic-copper. While preservatives were handled in accordance with then existing law, environmental law now imposes retroactive liability, in some circumstances, on persons who owned or operated wood-treating sites. JMC is remediating some of its former sites and will remediate other sites in the future.

The Company has made a provision for environmental remediation; however, there can be no assurance that estimates of environmental liabilities will not change. The Company generally makes an assessment of the costs involved for its remediation efforts based on environmental studies as well as its prior experience with similar sites. If the Company determines that it has potential liability for properties currently owned or previously sold, it accrues the total estimated costs, including investigation and remediation costs, associated with the site. While the Company actively pursues appropriate insurance recoveries, it does not recognize any insurance recoveries for environmental liability claims until realized. The ultimate cost of site cleanup is difficult to predict given the uncertainties of the Company's involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. As such, there can be no assurance that the Company's estimates of environmental liabilities will not change. In view of the Company's financial position and reserves for environmental matters, the Company believes that its liability, if any, for past or current waste disposal practices and other hazardous materials handling practices will not have a material adverse effect on its results of operation, financial condition and cash flow.

The Company has been engaged in product liability litigation related to an air tool product line that was disposed in 1987. The Company has accepted an agreement, in principle, to settle the claims related to this litigation. The Company believes that completion of this settlement will not result in a material adverse effect on the Company's results of operations or financial condition.

In addition to the litigation noted above, the Company is, from time to time, subject to routine litigation incidental to its business. These lawsuits primarily involve claims for damages arising out of the use of the Company's products, allegations of patent and trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Some of these lawsuits include claims for punitive as well as compensatory damages. The Company estimates its exposure for product liability and accrues for this estimated liability up to the limits of the deductibles under available insurance coverage. All other claims and lawsuits are handled on a case-by-case basis. The Company believes that the results of the above-noted litigation and other pending legal proceedings will not have a materially adverse effect on the Company's results of operations or financial condition, notwithstanding any related insurance recoveries.

The Company's Matco subsidiary has sold, with recourse, or provided credit enhancements for certain of its accounts receivable and notes receivable. Amounts outstanding under this program approximated $93 million, $92 million and $70 million as of December 31, 2002, 2001 and 2000, respectively. The subsidiary accounts for such sales in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities--a replacement of FASB Statement No. 125." A provision for estimated losses as a result of the recourse has been included in accrued expenses. No gain or loss arose from these transactions.

As of December 31, 2002, the Company had no known probable but inestimable exposures that are expected to have a material effect on the Company's financial position and results of operations.

(13)  INCOME TAXES:

The provision for income taxes for the years ended December 31 consists of the following (in thousands):

                                       2002     2001     2000
                                     -------- -------- --------
                Federal:
                   Current.......... $     -- $ 76,666 $ 85,955
                   Deferred.........  160,302   60,601   67,150
                State and local.....   15,315   12,483   12,645
                Foreign.............   47,710   28,849   32,961
                                     -------- -------- --------
                Income tax provision $223,327 $178,599 $198,711
                                     ======== ======== ========

Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets consist of the following (in thousands):


                                                Year Ended December 31,
                                                ----------------------
                                                   2002        2001
                                                 ---------   --------
           Bad debt allowance.................. $  13,394    $ 20,784
           Inventories.........................    33,207       7,929
           Property, plant and equipment.......   (32,317)    (48,655)
           Postretirement benefits.............    66,823      39,053
           Insurance, including self--insurance    21,846      22,860
           Basis difference in LYONs Notes.....   (20,614)     (9,374)
           Environmental compliance............    14,667      25,239
           Other accruals......................   (26,073)    (26,166)
           Deferred service income.............  (126,806)    (61,702)
           All other accounts..................    40,993     (25,844)
                                                 ---------   --------
           Net deferred tax liability.......... $ (14,880)   $(55,876)
                                                 =========   ========

The effective income tax rate for the years ended December 31 varies from the statutory federal income tax rate as follows:

                                                           Percentage of Pre-tax Earnings
                                                           -----------------------------
                                                           2002       2001      2000
                                                           ----       ----      ----
    Statutory federal income tax rate..................... 35.0%      35.0%     35.0%
    Increase (decrease) in tax rate resulting from:.......
    Permanent differences in amortization of goodwill.....   --        2.9       3.1
    State income taxes (net of Federal income tax benefit)  1.5        1.6       1.6
    Taxes on foreign earnings............................. (2.5)      (2.0)     (1.7)
                                                             ----       ----      ----
    Effective income tax rate............................. 34.0%      37.5%     38.0%
                                                             ====       ====      ====

The Company provides income taxes for unremitted earnings of foreign subsidiaries which are not considered permanently reinvested in that operation. As of December 31, 2002, the approximate amount of earnings from foreign subsidiaries that the Company considers permanently reinvested and for which deferred taxes have not been provided was approximately $410 million. It is not practical to estimate the additional Federal income taxes, if any, that might be payable on the remittance of such earnings.

The Company made income tax payments of $98,773,000, $52,048,000 and $40,102,000 in 2002, 2001 and 2000, respectively. The Company recognized a tax benefit of approximately $28,267,000, $12,562,000, and $9,165,000 in 2002,
2001, and 2000, respectively, related to the exercise of employee stock options, which has been recorded as an increase to additional paid-in capital.

In connection with the completion of a federal income tax audit, the Company adjusted certain income tax related reserves established related to the sale of a previously discontinued operation and recorded a $30 million credit to its fourth quarter 2002 income statement. This credit has been classified separately below net earnings from continuing operations since the tax reserves related to a previously discontinued operation.

(14)  SEGMENT DATA:

Operating profit represents total revenues less operating expenses, excluding other expense, interest and income taxes. The identifiable assets by segment are those used in each segment's operations. Intersegment amounts are eliminated to arrive at consolidated totals.

Detailed segment data is presented in the following table (in thousands):

      Operations in Different Industries Year Ended December 31

                                          2002        2001         2000
                                       ----------  ----------  ----------
    Total Sales:
       Process/Environmental Controls. $3,385,154  $2,616,797  $2,441,986
       Tools and Components...........  1,192,078   1,165,647   1,335,791
                                       ----------  ----------  ----------
                                       $4,577,232  $3,782,444  $3,777,777
                                       ==========  ==========  ==========
    Operating Profit:
       Process/Environmental Controls. $  540,457  $  388,616  $  382,354
       Tools and Components...........    181,359     131,810     189,062
       Other..........................    (20,694)    (18,415)    (19,267))
                                       ----------  ----------  ----------
                                       $  701,122  $  502,011  $  552,149
                                       ==========  ==========  ==========
    Identifiable Assets:
       Process/Environmental Controls. $4,691,604  $3,180,092  $2,863,930
       Tools and Components...........    811,803     967,983     987,207
       Other..........................    525,738     672,408     180,542
                                       ----------  ----------  ----------
                                       $6,029,145  $4,820,483  $4,031,679
                                       ==========  ==========  ==========
    Liabilities:
       Process/Environmental Controls. $1,149,800  $1,092,012  $1,026,463
       Tools and Components...........    311,106     337,512     347,484
       Other..........................  1,558,640   1,162,373     715,399
                                       ----------  ----------  ----------
                                       $3,019,546  $2,591,897  $2,089,346
                                       ==========  ==========  ==========
    Depreciation and Amortization:
       Process/Environmental Controls. $   93,176  $  124,194  $  101,605
       Tools and Components...........     36,389      54,196      48,116
                                       ----------  ----------  ----------
                                       $  129,565  $  178,390  $  149,721
                                       ==========  ==========  ==========
    Capital Expenditures, Net:
       Process/Environmental Controls. $   26,887  $   59,832  $   51,067
       Tools and Components...........     12,077      20,753      37,436
                                       ----------  ----------  ----------
                                       $   38,964  $   80,585  $   88,503
                                       ==========  ==========  ==========

      Operations in Geographical Areas
      Year Ended December 31

                                    2002       2001       2000
                                 ---------- ---------- ----------
              Total Sales:
                 United States.. $3,304,796 $2,622,077 $2,883,392
                 Germany........    256,131    292,712    199,064
                 United Kingdom.    209,954    143,404    154,731
                 All other......    806,351    724,251    540,590
                                 ---------- ---------- ----------
                                 $4,577,232 $3,782,444 $3,777,777
                                 ========== ========== ==========
              Long-lived assets:
                 United States.. $3,104,370 $2,596,063 $2,418,590
                 Germany........    147,790     95,512     29,405
                 United Kingdom.    169,676     54,951     22,134

          All other....................    220,043    199,342     87,244
       Less: Deferred Taxes............         --         --       (778)
                                        ---------- ---------- ----------
                                        $3,641,879 $2,945,868 $2,556,595
                                        ========== ========== ==========
       Sales outside the United States:
          Direct Sales................. $1,272,436 $1,160,367 $  894,385
          Exports......................    384,000    324,000    298,000
                                        ---------- ---------- ----------
                                        $1,656,436 $1,484,367 $1,192,385
                                        ========== ========== ==========

      Sales by Major Product Group:

                                                2002       2001       2000
                                             ---------- ---------- ----------
                                                      (in thousands)
   Analytical and physical instrumentation.. $1,784,955 $1,204,683 $1,140,633
   Motion and industrial automation controls    869,820    902,664    801,400
   Mechanics and related hand tools.........    760,533    747,605    784,332
   Product identification...................    285,857         --         --
   Aerospace and defense....................    278,066    259,395    196,443
   Power quality and reliability............    251,783    325,072    376,374
   All other................................    346,218    343,025    478,595
                                             ---------- ---------- ----------
   Total.................................... $4,577,232 $3,782,444 $3,777,777
                                             ========== ========== ==========

(15)  QUARTERLY DATA-UNAUDITED (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                                                                  2002
                                                                             -----------------------------------------------
                                                                             1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
                                                                             ----------- ----------- ----------- -----------
Net sales................................................................... $1,004,207  $1,146,326  $1,151,721  $1,274,978
Gross profit................................................................    376,023     444,418     460,073     505,543
Operating profit............................................................    137,221     169,575     187,430     206,896
Net earnings, before change in accounting principle and reduction of income
  tax reserves..............................................................     82,735     103,665     116,029     131,712
Net earnings................................................................    (91,015)    103,665     116,029     161,712
Earnings per share:
   Basic--before change in accounting principle and reduction in income tax
     reserves............................................................... $      .57  $      .69  $      .76  $      .87
   Diluted--before change in accounting principle and reduction in income
     tax reserves........................................................... $      .55  $      .66  $      .74  $      .84
   Basic.................................................................... $     (.63) $      .69  $      .76  $     1.07
   Diluted.................................................................. $     (.58) $      .66  $      .74  $     1.03
                                                                                                  2001
                                                                             -----------------------------------------------
                                                                             1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
                                                                             ----------- ----------- ----------- -----------
Net sales................................................................... $1,005,283  $  956,641  $  901,588  $  918,932
Gross profit................................................................    376,885     375,341     353,958     338,233
Operating profit............................................................    138,418     156,613     147,640      59,340
Net earnings................................................................     82,577      94,230      87,746      33,112
Earnings per share:
   Basic.................................................................... $      .58  $      .65  $      .61  $      .23
   Diluted.................................................................. $      .56  $      .63  $      .59  $      .23

(16)  NEW ACCOUNTING PRONOUNCEMENTS:

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This statement requires that goodwill and intangible assets deemed to have an indefinite life not be amortized. Instead of amortizing goodwill and intangible assets deemed to have an indefinite life, the statement requires a test for impairment to be performed annually, or immediately if conditions indicate that such an impairment could exist. The Company adopted the statement effective January 1, 2002 and will no longer record goodwill amortization. The Company has recorded an impairment from the implementation of SFAS No. 142 as a change in accounting principle in the first quarter of 2002 of $200 million ($173.8 million after tax). The evaluation of goodwill of reporting units on a fair value basis from the implementation of SFAS No. 142, indicated that an impairment existed at the Company's power quality business unit. In accordance with SFAS No. 142, once impairment is determined at a reporting unit, SFAS No. 142 requires that the amount of goodwill impairment be determined based on what the balance of goodwill would have been if purchase accounting were applied at the date of impairment. Under SFAS No. 142, if the carrying amount of goodwill exceeds its fair value, an impairment loss must be recognized in an amount equal to that excess. Once an impairment loss is recognized, the adjusted carrying amount of goodwill will be its new accounting basis.

The following table provides the comparable effects of adoption of SFAS No. 142 for the two years ended December 31, 2001 and 2000 (in thousands, except per share data).

                                                        2001     2000
                                                      -------- --------
         Reported Net Earnings....................... $297,665 $324,213
         Add back: Goodwill Amortization (net of tax)   54,978   45,995
                                                      -------- --------
         Adjusted Net Earnings....................... $352,643 $370,208
                                                      ======== ========
                                                        2001     2000
         Basic Earnings per Share                     -------- --------
         Reported Net Earnings....................... $   2.07 $   2.28
         Add back: Goodwill Amortization (net of tax)      .39      .32
                                                      -------- --------
         Adjusted Net Earnings per Basic Share....... $   2.46 $   2.60
                                                      ======== ========
                                                        2001     2000
         Diluted Net Earnings per Share               -------- --------
         Reported Net Earnings....................... $   2.01 $   2.23
         Add back: Goodwill Amortization (net of tax)      .36      .31
                                                      -------- --------
         Adjusted Net Earnings per Diluted Share..... $   2.37 $   2.54
                                                      ======== ========

The carrying amount of goodwill changed by approximately $600.0 million in 2002. The components of the change were $834 million of additional goodwill associated with business combinations completed in the year ended December 31, 2002, a net decrease of $34 million in other adjustments, primarily related to adjustments to goodwill associated with acquisitions consummated in prior years and foreign currency translation adjustments, and lastly, a $200 million reduction of goodwill related to the impairment charge recorded in connection with the adoption of SFAS No. 142.

There were no dispositions of businesses with related goodwill during the year ended December 31, 2002. Both the acquired goodwill change in the period and the impairment charge related to the Company's Process/Environmental Controls segment. The carrying value of goodwill, at December 31, 2002, for the Tools and Components segment and Process/Environmental Controls segment is $211.9 million, and $2,564.9 million, respectively. Danaher has nine reporting units closely aligned with the Company's strategic platforms and specialty niche businesses. They are as follows: Tools, Motion, Electronic Test, Power Quality, Environmental, Aerospace and Defense, Industrial Controls, Level/Flow, and Product Identification.

The following table shows the rollforward of goodwill reflected in the financial statements resulting from the Company's acquisition activities for 2000, 2001 and 2002 (in millions).

Balance January 1, 2000............................................................................. $1,189
   Attributable to 2000 acquisitions................................................................    608
   Amortization.....................................................................................    (47)
   Other Changes, including adjustments to purchase price, purchase allocations and the effect of
   foreign currency translations....................................................................     12
                                                                                                     ------
Balance December 31, 2000...........................................................................  1,762
                                                                                                     ------
   Attributable to 2001 acquisitions................................................................    369
   Amortization.....................................................................................    (62)
   Other Changes, including adjustments to purchase price, purchase allocations and the effect of
   foreign currency translations....................................................................    108
                                                                                                     ------
Balance December 31, 2001...........................................................................  2,177
                                                                                                     ------
   Attributable to 2002 acquisitions................................................................    834
   Other Changes, including adjustments to purchase price, purchase allocations and the effect of
   foreign currency translations....................................................................    (34)
   Write down associated with Power Quality Business................................................   (200)
                                                                                                     ------
Balance December 31, 2002........................................................................... $2,777
                                                                                                     ------

Included in other changes in goodwill for 2001 are changes made to the preliminary purchase price allocations made in 2000 for acquired assets and liabilities ($58.3 million) related to finalization of estimated fair market values associated with these acquisitions as well as accruals for direct costs related to exiting certain acquired operations ($53.9 million) arising from the Company's integration plan with respect to these businesses. In 2002, the Company recorded a reduction of goodwill related to certain acquisitions that occurred in 2000 of approximately $27 million related to reserves that were not necessary and reserves associated with facilities that were not closed due to unexpected delays in commencing certain planned integration activities.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company does not believe that implementation of this SFAS will have a material impact on its financial statements.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which supersedes SFAS No. 121. Though it retains the basic requirements of SFAS No. 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance. SFAS No. 144 applies to long-lived assets to be held and used or to be disposed of, including assets under capital leases of lessees; assets subject to operating leases of lessors; and prepaid assets. SFAS No. 144 also expands the scope of a discontinued operation to include a component of an entity, and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement was effective January 1, 2002. Implementation of this SFAS did not have a material impact on its financial statements.

In April 2002, the FASB approved SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections. SFAS No. 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. Under SFAS No. 145, classification of debt extinguishment depends on the facts and circumstances of the transaction. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company does not expect this SFAS to have a material impact on its financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than at the date of the entity's commitment to an exit plan. This statement is effective for exit and disposal activities that are initiated after December 31, 2002. Since adoption of this SFAS is prospective, the Company does not believe that the implementation of this SFAS will have a material impact on the Company's financial statements.

In December 2002, the FASB issued Statement No. 148 (FAS 148), "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends FASB No. 123 (FAS 123), "Accounting for Stock-Based Compensation." FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of FAS 123 to require disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and disclosure provisions of FAS 148 will be effective for the Company's financial statements issued for the first quarter of 2003. As allowed by FAS 123, the Company follows the disclosure requirements of FAS 123, but continues to account for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", which results in no charge to earnings when options are issued at fair market value. Therefore, at this time, adoption of this statement will not have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to make additional disclosures in its interim and annual financial statements regarding the guarantor's obligations. In additions, FIN 45 requires, under certain circumstances, that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken when issuing the guarantee. The Company has adopted the disclosure requirements for the fiscal year ended December 31, 2002. The adoption of this interpretation did not have a material impact on the Company's financial statements.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

NONE

Report of Independent Auditors

To the Board of Directors and Shareholders of Danaher Corporation and subsidiaries

We have audited the consolidated balance sheet of Danaher Corporation and subsidiaries as of December 31, 2002 and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Danaher Corporation and subsidiaries as of December 31, 2001 and for each of the years in the two year period then ended were audited by other auditors who have ceased operations and whose report dated January 23, 2002, (except with respect to the matters discussed in Note 17 as to which the date is March 8, 2002) expressed an unqualified opinion on those financial statements, prior to the disclosures related to the adoption of Statement of Financial Accounting Standards (Statement) No. 142, "Goodwill and Other Intangible Assets", discussed in Note 16.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Danaher Corporation and subsidiaries at December 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 16 to the financial statements the Company adopted Statement No.142, "Goodwill and Other Intangible Assets" as of January 1, 2002.

As discussed above, the financial statements of Danaher Corporation and subsidiaries as of December 31, 2001 and for each of the years in the two year period then ended were audited by other auditors who have ceased operations. As described in Note 16, these financial statements have been revised to include disclosures required by Statement No. 142. Our procedures with respect to the disclosures in Note 16 included (a) agreeing the previously reported goodwill and net income to the previously issued financial statements and agreeing the changes in goodwill and the adjustments to reported net income representing amortization expense, net of tax, recognized in those periods related to goodwill to the Company's underlying records obtained from management, (b) testing the mathematical accuracy of (i) the reconciliation of adjusted net income to reported net income, and the related earnings-per-share amounts and
(ii) the roll forward of goodwill balances. In our opinion, the disclosures for 2001 and 2000 in Note 16 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 financial statements taken as a whole.

Ernst & Young LLP

Baltimore, Maryland
January 29, 2003

REPORT OF INDEPENDENT ACCOUNTANTS

The following report is a copy of a report previously issued by Arthur Andersen LLP ("Andersen"), which report has not been reissued by Andersen. Certain financial information for each of the two years in the period ended December 31, 2001 was not reviewed by Andersen and includes: (i) reclassifications to conform to our fiscal 2002 financial statement presentation and (ii) additional disclosures to conform with new accounting pronouncements and SEC rules and regulations issued during such fiscal year. The reference to Note 17 in the dating of their opinion refers to a footnote regarding certain acquisition and divestiture events that occurred subsequent to December 31, 2001, which is not repeated in the current year financial statements.

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF DANAHER CORPORATION

We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Baltimore, Maryland
January 23, 2002
(except with respect to the
matter discussed in Note 17,
as to which the date is
March 8, 2002)

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              DANAHER CORPORATION

                                              By:  /s/  H. LAWRENCE CULP, JR.
                                                  -----------------------------
                                                      H. Lawrence Culp, Jr.
                                                       President and Chief
                                                        Executive Officer

Date: March 28, 2003


 /s/  H. LAWRENCE CULP, JR.    President, Chief Executive
-----------------------------    Officer and Director
    H. Lawrence Culp, Jr.

    /s/  STEVEN M. RALES       Chairman of the Board
-----------------------------
       Steven M. Rales

   /s/  MITCHELL P. RALES      Chairman of the Executive
-----------------------------    Committee
      Mitchell P. Rales

  /s/  WALTER G. LOHR, JR.     Director
-----------------------------
     Walter G. Lohr, Jr.

   /s/  DONALD J. EHRLICH      Director
-----------------------------
      Donald J. Ehrlich

   /s/  MORTIMER M. CAPLIN     Director
-----------------------------
     Mortimer M. Caplin

     /s/  ALAN G. SPOON        Director
-----------------------------
        Alan G. Spoon

/s/  A. EMMET STEPHENSON, JR.  Director
-----------------------------
  A. Emmet Stephenson, Jr.

  /s/  PATRICK W. ALLENDER     Executive Vice President -
-----------------------------    Chief Financial Officer and
     Patrick W. Allender         Secretary

 /s/  CHRISTOPHER C. MCMAHON   Vice President and Controller
-----------------------------
   Christopher C. McMahon

     /s/  ROBERT S. LUTZ       Vice President and Chief
-----------------------------    Accounting Officer
       Robert S. Lutz

CERTIFICATIONS

I, H. Lawrence Culp, Jr., certify that:

1. I have reviewed this annual report on Form 10-K of Danaher Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

    a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

    b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

    c. presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

    a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

    b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: March 28, 2003                                       By:    /s/  H. Lawrence Culp, Jr.
                                                                  ---------------------------------
                                                           Name:  H. Lawrence Culp, Jr.
                                                           Title: President and Chief Executive
                                                                    Officer

I, Patrick W. Allender, certify that:

1. I have reviewed this annual report on Form 10-K of Danaher Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

    a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

    b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

    c. presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

    a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

    b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: March 28, 2003                                       By:    /s/  PATRICK W. ALLENDER
                                                                  ---------------------------------
                                                           Name:  Patrick W. Allender
                                                           Title: Executive Vice President--Chief
                                                                    Financial Officer and Secretary

SHAREHOLDER INFORMATION
www.Danaher.com

ACCOUNT QUESTIONS
Our transfer agent can help you with a variety of shareholder related services including:
.. Change of address
.. Lost stock certificates
.. Transfer of stock to another person
.. Additional administrative services

CONTACTING OUR TRANSFER AGENT
Sun Trust Bank
Stock Transfer Department
Mail Code 528
P.O. Box 4625
Atlanta, Georgia 30302
Toll Free: 800-568-3476
Outside of the U.S.: 404-588-7815
Fax: 404-332-3875

INVESTOR RELATIONS
This annual report, along with a variety of other financial materials, can be viewed at www.Danaher.com.
Additional inquiries may be directed to the Danaher Investor Relations Group at:
Danaher Corporation
2099 Pennsylvania Avenue NW
Washington, D.C. 20006-1813
Phone: 202-828-0850
Fax: 202-828-0860
Email: ir@Danaher.com

ANNUAL MEETING
Danaher's annual shareholder meeting
will be held on May 6, 2003 in Washington, D.C.
Shareholders who would like to attend the meeting should register with Investor Relations by calling
202-828-0850 or via e-mail at ir@Danaher.com.

AUDITORS
Ernst & Young LLP
Baltimore, Maryland

STOCK LISTING
Symbol: DHR
New York and Pacific Stock Exchanges

[Back Cover]

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2099 Pennsylvania Avenue NW
Washington, D.C. 20006

202-828-0850
www.Danaher.com